Table of Contents

File No. 333-______

As filed with the Securities and Exchange Commission on February 6, 2003

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-1807304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
Post Office Box 398, 63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Jimmy C. Tallent Post Office Box 398, 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard R. Cheatham Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500	Walter G. Moeling, IV Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. Atlanta, Georgia 30303 (404) 572-6600

Approximate date of commencement of proposed sale to the public: The exchange of Registrant's shares for shares of common stock of First Georgia Holding, Inc. will take place upon consummation of the merger of First Georgia Holding, Inc. into the Registrant.

               If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

               If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐____________________

              If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐ ____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	1,177,382(1)	Not Applicable	$26,588,414(2)	$2,446.13(2)

(1)

The number of shares of United Community Banks, Inc. common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of First Georgia Holding, Inc. into the Registrant.  The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

(2)

In accordance with Rule 457(f)(1) and 457(f)(3), the registration fee is based upon (a) $39,378,696, (the maximum number of shares of common stock of First Georgia Holding, Inc. that may be received by the Registrant pursuant to the merger (7,751,712) multiplied by the average of the high and low price per share of First Georgia Holding, Inc. as of February 3, 2003 ($5.08)) less (b) $12,790,282 (the amount of cash to be paid by the Registrant in the merger).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROPOSED MERGER OF

AND

Dear Shareholder of First Georgia Holding, Inc.:

Your board of directors has unanimously agreed on a transaction that will result in the merger of First Georgia Holding, Inc. with and into United Community Banks, Inc.  You are being asked to approve the merger at a special meeting of shareholders to be held on March __, 2003.

If the merger agreement is approved at the special meeting, First Georgia will be merged with and into United.  In connection with the merger, you will receive in exchange for your shares of First Georgia common stock:

   0.1519 shares of United common stock for each share of First Georgia common stock; and
  $1.65 in cash, without interest, for each share of First Georgia common stock.

This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies participating in the merger.  We encourage you to read this entire document carefully.  This proxy statement/prospectus also incorporates important business and financial information that is not included in or delivered with this document.  This business and financial information is available without charge to all First Georgia shareholders upon written or oral request made to:  G. F. Coolidge III, Secretary, First Georgia Holding, Inc., 1703 Gloucester Street, Brunswick, Georgia 31521, telephone number (912) 267-7283.  To obtain delivery of such business and financial information before the special meeting, your request must be received no later than __________, 2003.

Consummation of the merger requires that a majority of the shareholders of First Georgia approve the merger agreement.  Whether or not you plan to attend the special meeting of shareholders of First Georgia, please take the time to complete and return your enclosed proxy card.  If you do not return your proxy card, the effect will be a vote against the proposed merger.  If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed merger.  If your shares are held by a broker in “street name,” and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

After careful consideration, the board of directors of First Georgia has determined that the merger is in the best interests of its shareholders, and unanimously recommends voting FOR the merger.  The board of directors of First Georgia strongly supports this strategic combination between United and First Georgia and appreciates your prompt attention to this very important matter.

Henry S. Bishop Chairman and Chief Executive Officer First Georgia Holding, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.  Shares of common stock of United Community Banks, Inc. are equity securities and are not savings accounts or deposits.  An investment in shares of United common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this proxy statement/prospectus is __________, 2003, and it is expected to be first mailed to shareholders on or about __________, 2003.

1703 Gloucester Street
Brunswick, Georgia 31521

Notice Of Special Meeting Of Shareholders
To Be Held On March ___, 2003

A special meeting of shareholders of First Georgia Holding, Inc. will be held on March __, 2003, at ____ __.m., at the main offices at 1703 Gloucester Street, Brunswick, Georgia, for the following purposes:

(1)

to consider and vote on an Agreement and Plan of Reorganization, under which First Georgia Holding, Inc. will merge with and into United Community Banks, Inc., a Georgia corporation, as more particularly described in the enclosed proxy statement/prospectus; and

(2)	to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

If First Georgia shareholders approve the merger agreement, First Georgia will be merged with and into United.  In connection with the merger, First Georgia shareholders will receive in exchange for their shares of First Georgia common stock:

  0.1519 shares of United common stock for each share of First Georgia common stock; and
  $1.65 in cash, without interest, for each share of First Georgia common stock.

Approval of the merger agreement will require the approval of the holders of at least a majority of the First Georgia common stock entitled to vote at the special meeting.  Only shareholders of record of First Georgia common stock at the close of business on __________, 2003 will be entitled to vote at the special meeting or any adjournments thereof.  First Georgia’s board of directors has unanimously adopted a resolution approving the merger and the merger agreement, and unanimously recommends that First Georgia shareholders vote for the proposal to approve the merger agreement.

The accompanying proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document.  This business and financial information is available without charge to all First Georgia shareholders upon written or oral request made to:  G. F. Coolidge III, Secretary, First Georgia Holding, Inc., 1703 Gloucester Street, Brunswick, Georgia 31521.  To obtain delivery of such business and financial information before the special meeting, your request must be received no later than __________, 2003.

If the merger is completed, First Georgia shareholders who dissent with respect to the merger will be entitled to be paid the “fair value” of their shares of First Georgia common stock in cash if they comply with certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading “Details of the Proposed Merger–Rights of Dissenting Shareholders” (page _____) and in Appendix B to the attached proxy statement/prospectus.

A proxy statement/prospectus and form of proxy card are enclosed.  To ensure representation at the special meeting, each First Georgia shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope.  A previously submitted proxy may be revoked by notifying __________, ____________________________________, in writing, or by submitting an executed, later-dated proxy prior to the special meeting to First Georgia Holding, Inc., 1703 Gloucester Street, Brunswick, Georgia 31521.  A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person.  A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.

By Order of the Board of Directors,

, 2003	Henry S. Bishop
Brunswick, Georgia	Chairman

TABLE OF CONTENTS

Page	Page

QUESTIONS AND ANSWERS ABOUT THE
     MERGER
SUMMARY OF TERMS OF THE MERGER
     The Companies
     The Terms of the Merger
     The Reasons Management of Both Companies
          Support the Merger
     Shareholders’ Meeting
     Record Date
     Vote Required
     Conditions, Termination, and Effective Date
     Rights of Dissenting Shareholders
     Federal Income Tax Consequences
     Accounting Treatment
     Opinion of Financial Adviser
     Markets for Capital Stock
     Dividends
     There are Some Differences in Shareholders’
          Rights Between First Georgia and United
     Interests of Directors and Officers of First Georgia
          in the Merger
     Recent Developments of United
    COMPARATIVE SHARE DATA REGARDING
     UNITED AND FIRST GEORGIA
SUMMARY CONSOLIDATED FINANCIAL
     INFORMATION
DETAILS OF THE PROPOSED MERGER
     Background of and Reasons for the Merger
     The Merger Agreement
     Required Shareholder Approval
     Expenses
     Conduct of Business of First Georgia
          Pending Closing
     Interest of Management in Transaction

1 3 3 4 4 4 4 5 5 5 5 5 5 6 7 7 8 8 9 10 12 12 13 16 16 16 17

   Comparison of the Rights of First Georgia and
      United Shareholders
   Dividends
     Accounting Treatment
     Resales of United Stock by Directors and
          Executive  Officers of First Georgia
     Regulatory Approvals
     Rights of Dissenting Shareholders
     Material Federal Income Tax Consequences of the
          Merger and Opinion of Tax Counsel
     Opinion of the Financial Adviser
INFORMATION ABOUT UNITED COMMUNITY
     BANKS , INC.
     Certain Provisions of United’s Articles of
     Incorporation and Bylaws Regarding Change of
          Control
      Recent Developments of United
INFORMATION ABOUT FIRST GEORGIA
     HOLDING, INC.
 INTEREST OF CERTAIN PERSONS IN THE
     MERGER
LEGAL MATTERS
EXPERTS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS
     BY REFERENCE
A WARNING ABOUT FORWARD-LOOKING
     STATEMENTS

Appendix A     -      Agreement and Plan of Reorganization
Appendix B      -      Georgia Dissenters’ Rights Statute
Appendix C      -      Fairness Opinion to First Georgia

17 19 20 20 20 20 22 23 33 36 37 37 40 40 40 40 40 41 42

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:     What will I receive in the merger?

A:      You will receive (a) 0.1519 shares of United common stock and (b) $1.65 in cash, without interest, for each share of First Georgia common stock you own on the effective date of the merger.  United will not issue fractional shares in the merger.  Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based upon $25.35 a share of United common stock.  For example:  If you own 100 shares of First Georgia common stock, you would receive 15 shares of United common stock and a cash payment of $169.82, which includes $4.82 (.19 x $25.35) for your fractional share.

Q:     What am I being asked to approve?

A:      You are being asked to approve the Agreement and Plan of Reorganization by and between First Georgia and United, by which First Georgia will be merged with and into United.  Approval of the merger agreement requires the affirmative vote of more than 50% of the outstanding shares of First Georgia common stock.  The First Georgia board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger agreement.

Q:     What should I do now?

A:      Indicate on the enclosed proxy card how you want to vote with respect to the proposed merger, and sign and mail the proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting.  If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement.  A special shareholders meeting will take place at _____ __.m. on March __, 2003 at the First Georgia main office at 1703 Gloucester Street, Brunswick, Georgia, to vote on the proposal.

          You may attend the meeting and elect to vote your shares in person, rather than voting by proxy.  In addition, you may withdraw your proxy up to and including the day of the special meeting by notifying G.

F. Coolidge III, Secretary, prior to the meeting, in writing, or by submitting an executed, later-dated proxy to:  G. F. Coolidge III, Secretary, First Georgia Holding, Inc., 1703 Gloucester Street, Brunswick, Georgia 31521.

Q:     What information should I consider?

A:      We encourage you to read this entire document carefully.  You should also review the factors considered by each company’s board of directors discussed in “Details of the Proposed Merger–Background of and Reasons for the Merger” beginning on page 12.

Q:     When is the merger expected to be completed?

A:      We plan to complete the merger during the second  quarter of 2003.

Q:     What are the tax consequences of the merger to me?

A:      We expect that the exchange of shares of First Georgia common stock for United common stock by First Georgia shareholders generally will be tax-free to First Georgia shareholders for federal income tax purposes.  However, First Georgia shareholders will have to pay taxes at either capital gains or ordinary income rates, depending upon individual circumstances, on cash received in exchange for their shares of First Georgia common stock, or in lieu of fractional shares.  To review the tax consequences to First Georgia shareholders in greater detail, see “Details of the Proposed Merger–Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel” beginning on page 22.

Your tax consequences will depend on your personal situation.  You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:     If my shares are held in “street name” by my broker, will my broker vote my shares and complete my form of election for me?

A:      Your broker will vote your shares of common stock only if you provide instructions on how to do so.  Following the directions your broker provides, you should instruct your broker how to vote your shares, and how to complete your form of election.  If you do not provide instructions to your broker, your shares will not be voted, which will have the effect of a vote against the merger agreement.

Q:     Should I send in my stock certificates now?

A:      No.  After the merger is completed, you will receive written instructions from United for exchanging your First Georgia common stock certificates for United common stock certificates and cash.

Q:     Who should I call with questions about the merger?

A:      You should call G. F. Coolidge III, Secretary, of First Georgia, at (912) 267-7283.

SUMMARY OF TERMS OF THE MERGER

This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger.  This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters.  For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus, and the related documents to which it refers.  The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

In addition, the sections entitled “Where You Can Find More Information,” on page 40, and “Incorporation of Certain Documents By Reference,” on page 41, contain references to additional sources of information about United and First Georgia.

  The Companies  (see pages 33 and 37)

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia  30512
(706) 745-2151

United is a bank holding company based in Blairsville, Georgia.   Substantially all of United’s activities are conducted through its two wholly-owned subsidiaries, United Community Bank, a Georgia bank and United Community Bank, a North Carolina bank.  United’s subsidiaries operate 17 community banks with fifty-three locations throughout North Georgia, metro Atlanta and western North Carolina.  United’s banks provide customary types of banking services, such as checking accounts, savings accounts, and time deposits.  They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

United also operates, as a division of its Georgia bank subsidiary, The Mortgage People Company, a full-service retail mortgage lending company approved as a seller/servicer for the Federal National Mortgage Association and the Federal Home Mortgage Corporation, and Brintech, Inc., a New Smyrna Beach, Florida based consulting firm to the financial services industry.  Brintech provides consulting and other advisory and implementation services in the areas of strategic planning, profitability improvement, technology, efficiency, setwork, networking, Internet banking, website development, marketing, core processing, and telecommunications.

At September 30, 2002, United had total consolidated assets of approximately $3.1 billion, total consolidated loans of approximately $2.3 billion, total consolidated deposits of approximately $2.4 billion, and total consolidated stockholders’ equity of approximately $215 million.

First Georgia Holding, Inc.
1703 Gloucester Street
Brunswick, Georgia 31521
(912) 267-7283

First Georgia is a one-bank holding company based in Brunswick, Georgia, and is the parent company of First Georgia Bank.  First Georgia Bank is a full service commercial bank with its main office in Brunswick, Georgia.  First Georgia Bank operates in six locations in coastal

Georgia.  First Georgia Bank provides customary types of banking services such as checking accounts, savings accounts, and time deposits.  It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

At September 30, 2002, First Georgia had total consolidated assets of approximately $260.9 million, total consolidated loans of approximately $215.1 million, total consolidated deposits of approximately $226.0 million, and total consolidated shareholders’ equity of approximately $20.9 million.

  The Terms of the Merger  (see page 13)

If the merger is approved, First Georgia will be merged with and into United, with United being the surviving company.  First Georgia Bank will be merged with and into United Community Bank, a wholly-owned Georgia bank subsidiary of United, and United Community Bank will be the surviving bank.

As a result of the merger, you will be entitled to receive:

  0.1519 shares of United common stock for each share of First Georgia common stock you own on the effective date of the merger; and
  $1.65 in cash, without interest, for each share of First Georgia common stock you own on the effective date of the merger.

You will also receive a cash payment for any United fractional shares to which you would otherwise be entitled in an amount equal to the fraction multiplied by $25.35.

  The Reasons Management of Both Companies Support the Merger  (see page 12)

The boards of directors of First Georgia and United support the merger and believe that it is in the best interests of both companies, and their respective shareholders.  The board of directors of First Georgia believes the merger will permit First Georgia shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the equity investment of First Georgia shareholders.  The board of directors of United believes that First Georgia provides United with an expansion opportunity into an attractive new market area.  Both boards of directors also believe that the terms of the merger are fair and equitable.  In addition, both boards of directors believe that following the merger, the size of the combined organization is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

  Shareholders’ Meeting

The special meeting of shareholders of First Georgia will be held on March __, 2003 at _____ __.m., at the offices of First Georgia Bank, at 1703 Gloucester Street, Brunswick, Georgia 31521, for the purpose of voting on approval of the merger agreement.

  Record Date  (see page 16)

You are entitled to vote at the shareholders’ meeting if you owned shares of First Georgia common stock on __________, 2003.

  Vote Required  (see page 16)

Approval by holders of a majority of the First Georgia common stock outstanding on _______ __, 2003, is required to approve the merger agreement.

As of January 31, 2003, 7,751,712 shares of First Georgia common stock were issued and outstanding, each of which is entitled to one vote per share.  There are 3,412,047 shares, or 44.02%, of First Georgia common stock held by its directors, executive officers, principal shareholders and their respective affiliates, all of which are entitled to vote on this merger.  All of the directors, executive officers and principal shareholders of First Georgia have agreed to vote their shares in favor of the merger.

  Conditions, Termination, and Effective Date  (see page 14)

The merger will not occur unless certain conditions are met, and United or First Georgia can terminate the merger agreement if specified events occur or fail to occur.  The merger must be approved by the First Georgia shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia.  Simultaneously with the merger, First Georgia’s bank subsidiary, First Georgia Bank, will be merged into United’s Georgia bank subsidiary, United Community Bank.  The bank merger must be approved by the Federal Deposit Insurance Corporation and the Department of Banking and Finance of the State of Georgia.

The closing of the merger will occur after the merger agreement is approved by First Georgia shareholders and the foregoing regulators and after the articles of merger are filed as required under Georgia law.

  Rights of Dissenting Shareholders  (see page 20)

You are entitled to dissent from the merger and to demand payment of the “fair value” of your First Georgia common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code.

  Federal Income Tax Consequences  (see page 22)

First Georgia will receive an opinion from Kilpatrick Stockton LLP stating that, assuming the merger is completed as currently anticipated, First Georgia will not recognize any gain or loss for federal income tax purposes, and shareholders of First Georgia to the extent they acquire United stock will not recognize any gain or loss for federal income tax purposes.  The cash you receive as a result of the exchange, as well as any cash you receive for any fractional interests or as payment after exercising your right to dissent, will be treated as amounts distributed in redemption of your First Georgia common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances.  Neither United nor First Georgia has requested a ruling to this effect from the Internal Revenue Service.

  Accounting Treatment  (see page 19)

The merger will be accounted for as a purchase for financial reporting and accounting purposes.

  Opinion of Financial Adviser (see page 23)

The Carson Medlin Company has rendered an opinion to First Georgia that based on and subject to the procedures, matters, and limitations described in its opinion and other matters it considered relevant, as of the date of its opinion, the terms of the merger are fair from a financial point of view to the shareholders of First Georgia.  A summary of Carson Medlin’s opinion begins on page 23 and the full opinion is attached as Appendix C to this proxy statement/prospectus.  Shareholders of First Georgia are encouraged to read the opinion.

  Markets for Capital Stock

United’s common stock began trading on the Nasdaq Stock Market on March 18, 2002 under the symbol “UCBI.”  The following table sets forth the high and low quarterly sales prices per share of United common stock as quoted on Nasdaq since March 18, 2002 (amounts have been restated to reflect the proforma effect of United’s two for one stock split effective May 29, 2002):

2002	High	Low

First Quarter (since March 18)	$28.60	$2.50
Second Quarter	$30.00	$23.96
Third Quarter	$29.55	$23.15
Fourth Quarter	$27.00	$21.73

The following table sets forth certain information regarding trades of United common stock since 2001 prior to its quotation on Nasdaq (adjusted to reflect May 29, 2002 stock split):

Quarterly Period	High	Low

January 1 - March 31, 2001	$19.50	$14.50
April 1 - June 30, 2001	$19.00	$15.00
July 1 - September 30, 2001	$22.50	$17.50
October 1 - December 31, 2001	$20.00	$17.50
January 1 - March 17, 2002	$28.60	$19.00

On January 22, 2003, immediately prior to the public announcement of the merger, the high and low sales prices per share of United common stock were $25.06 and $24.75, respectively.

First Georgia’s common stock trades on the Nasdaq Stock Market under the symbol “FGHC.”  The following table sets forth high and low quarterly prices per share of First Georgia common as quoted on Nasdaq since October 1, 2000:

Quarterly Period	High	Low

October 1 – December 31, 2000	$4.50	$3.63
January 1 – March 31, 2001	$4.36	$3.64
April 1 – June 30, 2001	$6.24	$3.40
July 1 – September 30, 2001	$5.20	$3.85
October 1 – December 31, 2001	$4.25	$3.66
January 1 – March 31, 2002	$4.20	$3.07
April 1 – June 30, 2002	$4.25	$2.50
July 1 – September 30, 2002	$4.99	$3.06
October 1 – December 31, 2002	$4.00	$3.46

On January 22, 2003, immediately prior to the public announcement of the merger, the high and low sales price per share of First Georgia were $4.00 and $3.99, respectively.

There were 342 shareholders of record of First Georgia common stock as of January 31, 2003.

  Dividends  (see page 19)

On December 19, 2002, United declared a cash dividend of $.075 per share to be paid on April 1, 2003.  United paid aggregate cash dividends of $.25 per share in 2002, $.20 per share in 2001, $.15 per share in 2000, and $.10 per share in 1999.  United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks.  The ability of those subsidiaries to pay dividends to United is restricted by certain regulatory requirements.

First Georgia paid aggregate cash dividends of $0.05 per share in 2002, $0.08 per share in 2001, $0.08 per share in 2000 and $0.08 per share in 1999.  First Georgia is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United other than its regular, semi-annual dividend of $0.05 per share.

  There are Some Differences in Shareholders’ Rights Between First Georgia and United   (see page 17)

If you own shares of First Georgia common stock, following the merger, your rights as a shareholder will no longer be governed by First Georgia’s articles of incorporation and bylaws.  Instead, First Georgia shareholders will automatically become United shareholders, and their rights as United shareholders will be governed by United’s articles of incorporation and bylaws.  Your rights as a First Georgia shareholder and the rights of a United shareholder are different in certain ways, including the following:

  First Georgia’s bylaws provide for a board of directors consisting of between seven and fifteen members, while United’s bylaws provide for a board of directors consisting of at least seven members.
  First Georgia’s articles of incorporation divide the members of its board of directors into three different classes, with the classes serving staggered three-year terms.  United’s articles of incorporation and bylaws do not divide the members of its board of directors into classes.  Instead, all members of United’s board of directors serve one-year terms.
  The bylaws of First Georgia set forth different requirements for removal of directors and amendment of the articles of incorporation and bylaws than do the articles of incorporation and bylaws of United.
  First Georgia and United each have special procedures in their articles of incorporation for the approval of certain business transactions.
  The bylaws of United provide that a special meeting may be called by a fewer number of shareholders than the bylaws of First Georgia.

  Interests of Directors and Officers of First Georgia in the Merger  (see page 17)

Some of the directors and officers of First Georgia have interests in the merger in addition to their interests as shareholders generally, including the following:

  In connection with the merger agreement, United has agreed to provide generally to officers and employees of First Georgia who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.
  As a condition to closing of the merger, Henry S. Bishop, the current chairman and chief executive officer of First Georgia, will be paid $1.2 million pursuant to a change in control agreement that is currently in place with First Georgia, $700,000 in consideration of his release of any and all claims for retirement and other benefits as set forth in a settlement agreement dated ____________, 2003 by and between United and Mr. Bishop, and $100,000 for a three year agreement to not compete with United in Glynn County, Georgia as set forth in a noncompetition agreement dated __________, 2003, by and between United and Mr. Bishop.  The settlement agreement and noncompetition agreement shall be effective upon the completion of the merger.
  G.F. Collidge, III, the current chief financial officer of First Georgia, will be paid $322,734 pursuant to a change in control agreement that is currently in place with First Georgia.
  Following the merger, United will generally indemnify and provide liability insurance to the present directors and officers of First Georgia.
  Recent Developments of United (see page 37)

On December 23, 2002, United entered into an agreement to acquire First Central Bancshares, Inc., Lenoir City, Tennessee,  in exchange for 545,538 shares of United common stock and $8,978,683 in cash.

COMPARATIVE SHARE DATA REGARDING
UNITED AND FIRST GEORGIA

We have summarized below the per share reported results information for United and First Georgia on an historical, pro forma combined and equivalent basis.  You should read this information in conjunction with the financial information included elsewhere herein and in the annual and quarterly reports and other documents United and First Georgia have filed with the Securities and Exchange Commission.  The pro forma combined information gives effect to the merger accounted for as a purchase, assuming all transactions contemplated in this proxy statement/prospectus had been effective for the periods indicated.  Pro forma equivalent of one First Georgia common share amounts are calculated by multiplying the pro forma combined basic and diluted earnings per share, United historical per share dividend and the pro forma combined shareholders’ equity by an assumed exchange ratio of 0.1519 shares of United common stock so that the per share amounts equate to the respective values for one share of First Georgia’s common stock.  The pro forma information shown below gives no consideration to the cash payment of $1.65 per share that First Georgia shareholders will receive as part of the transaction.  You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period.  First Georgia’s fiscal year-end is September 30th, and its historical financial information below has been presented on a calendar year basis.  United’s year-end is December 31st.

	For the Period Ended September 30, 2002	For the Period Ended December 31, 2001(f)

Net earnings per common share (basic)
United Historical	$ 1.13	$ 1.28
First Georgia Historical(g)	.16	.23
United and First Georgia Pro Forma Combined(a) (e)	1.12	1.29
First Georgia Pro Forma Equivalent(b) (e)	.17	.20
Net earnings per common share (diluted)
United Historical	1.09	1.25
First Georgia Historical(g)	.16	.23
United and First Georgia Pro Forma Combined(a) (e)	1.09	1.27
First Georgia Pro Forma Equivalent(b) (e)	.17	.19
Cash Dividends Per Common Share
United Historical	.1875	.2000
First Georgia Historical(g)	.05	.08
United and First Georgia Pro Forma Combined(a) (c)	.1875	.2000
First Georgia Pro Forma Equivalent(d)	.0285	.0304
Book Value Per Common Share (Period End)
United Historical	10.01	8.97
First Georgia Historical(g)	2.70	2.59
United and First Georgia Pro Forma Combined(a)	10.79	9.80
First Georgia Pro Forma Equivalent(b)	1.64	1.49

(a) Computed giving effect to the merger.
(b) Computed based on the First Georgia per share exchange ratio of 0.1519 shares of United common stock for each share of First Georgia common stock designated for the purposes of this computation.
(c) Represents historical dividends paid by United, and assumes United will not change its dividend policy as a result of the merger.

(d)  Represents historical dividends paid per share by United multiplied by the exchange ratio of 0.1519 shares of United common stock for each share of First Georgia common stock designated for purposes of this computation.

(e) The proforma amounts presented above do not include assumed cost savings expected from elimination of duplicate back office functions.
(f) Per share amounts presented above for United for the year ended December 31, 2001 have been restated to reflect the two for one stock split effective May 29, 2002.
(g) For purposes of this presentation, First Georgia’s historical financial information has been presented on a calendar year basis.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following information to help you analyze the financial aspects of the merger.  We derived this information from United’s and First Georgia’s audited financial statements for 1997 through 2002.  This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes), and the historical financial statements (and related notes) of United and First Georgia contained herein and in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commission.  You should not rely on the nine-month information for United as being indicative of results expected for the entire year or for any future interim period.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
(In thousands, except per share amounts and ratios)

	Nine Months ended Sept. 30,		As of and For the Years Ended December 31,

	2002	2001	2001	2000	1999	1998	1997
United Community Banks, Inc. and Subsidiaries Historical Financial Information

GAAP Results
Net interest revenue (taxable equivalent)	$ 89,960	$ 80,432	$ 109,162	$ 96,524	$ 80,969	$ 68,042	$ 54,168
Net income	24,220	20,610	27,231	14,517	16,098	15,650	13,370

Basic earnings per share(1)	1.13	.97	1.28	.70	.80	.78	.70
Diluted earnings per share(1)	1.09	.95	1.25	.69	.78	.77	.69
Cash dividends declared per share(1)	.1875	.15	.20	.15	.10	.075	.05
Book value per share(1)	10.01	8.67	8.97	7.40	5.91	5.86	5.11
Total assets	3,142,393	2,561,368	2,749,257	2,528,879	2,384,678	1,813,004	1,410,596

Basic average shares outstanding(1)	21,402	21,063	21,127	20,600	20,158	19,998	19,178
Diluted average shares outstanding(1)	22,227	21,648	21,749	21,194	20,842	20,610	19,634

Operating Results (2)
Net income	$ 24,220	$ 20,610	$ 28,315	$ 21,747	$ 17,253	$ 15,650	$ 13,370

Basic earnings per share(2)	1.13	.97	1.33	1.05	.86	.78	.70
Diluted earnings per share(2)	1.09	.95	1.30	1.03	.84	.77	.69
___________________________

(1)   Per share amounts and weighted average shares outstanding for periods presented above prior to May 29, 2002 have been restated to reflect the two for one stock split that was effective May 29, 2002.

(2)   Excludes pre-tax merger related charges of $1.6 million, $10.6 million and $1.8 million for the years ended December 31,
        2001, 2000 and 1999.  These charges decreased net income by $1.1 million, $7.2 million and $1.2 million, and diluted earnings per share by $.05, $.34 and $.06, respectively.

                SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF FIRST GEORGIA
(In thousands, except per share amounts and ratios)

	As of and For the Years Ended September 30,
	2002	2001	2000	1999	1998
First Georgia Holding, Inc. and Subsidiaries Historical Financial Information

Net interest revenue	$ 16,052	$ 20,252	$ 19,932	$ 16,148	$ 15,078
Net income	1,567	2,008	1,432	2,220	2,014

Basic earnings per share	0.20	0.26	0.20	0.31	0.28
Diluted earnings per share	0.20	0.26	0.19	0.29	0.27
Cash dividends declared per share	0.05	0.08	0.08	0.08	0.04
Book value per share	2.70	2.55	2.38	2.41	2.18
Total assets	260,873	245,468	239,185	204,296	190,463

Basic average shares outstanding	7,735	7,714	7,316	7,198	7,113
Diluted average shares outstanding	7,749	7,746	7,583	7,532	7,488

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

As early as the second quarter of 2001, management of First Georgia began to assess potential market interest in First Georgia.  Several potential buyers were contacted and conversations were held.  However, no indications of interest were received which, in the opinion of management,  merited continued dialog.  In the third quarter of 2002, a potential buyer contacted First Georgia’s management, asking to be considered should the Company decide to evaluate its continued independence.  Based on this expression of interest, management engaged Leonard Robinett as a consultant to assist with the evaluation of the Company’s strategic alternatives and to conduct a process to determine if an attractive offer could be received and acceptable merger terms negotiated with a potential partner.  In November 2002, five potential merger partners were contacted, and information about First Georgia was sent to the three which expressed an interest.  All parties were informed that letters of intent must be received by December 16, 2002.  On this date, First Georgia received two letters of intent.  The letter of intent from United offered the best price for the shareholders.  Based on this letter of intent, negotiations were instituted with United, and on January 22, 2003, the parties reached a final agreement.

Without assigning any relative or specific weights, the board of directors of First Georgia considered the following material factors in approving the merger:

  the value of the consideration to be received by First Georgia shareholders relative to the book value and earnings per share of First Georgia common stock;
  certain information concerning the financial condition, results of operations and business prospects of United;
  the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with United;
  the alternatives to the merger, including remaining an independent institution;
  the competition and regulatory environment for financial institutions generally;
  the fact that the merger will enable First Georgia shareholders to exchange a portion of their shares of First Georgia common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of First Georgia; and
  the opinion of The Carson Medlin Company that the consideration to be received by the shareholders as a result of the merger is fair from a financial point of view.

The board of directors of First Georgia believes the merger is in the best interest of its shareholders because the merger will permit them to exchange their ownership in First Georgia for cash and an equity interest in United, which has greater financial resources than First Georgia.  The board of directors of First Georgia also believes that the terms of the merger, including the basis of exchange, $1.65 in cash and 0.1519 shares of United common stock for each share of First Georgia common stock, which was determined through arms-length negotiations between United and First Georgia, are fair and equitable and take into account the relative earning power of United and First Georgia, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the shares of the respective companies, and other pertinent factors.

The board of directors of First Georgia believes that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed costs over a larger revenue base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than smaller organizations.  Management of United and First Georgia believe that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance.

The Merger Agreement

The material features of the merger agreement are summarized below:

      Effective Date

The merger agreement provides that the merger will be effective on the date the Certificates of Merger reflecting the proposed merger become effective with the Secretary of State of the State of Georgia.  The merger also is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia.  Management of United and First Georgia anticipate that the merger will become effective during the second quarter of 2002.

      Terms of the Merger

Holders of shares of First Georgia common stock will receive, in exchange for the shares of First Georgia common stock they own on the effective date of the merger:

  0.1519 shares of United common stock for each share of First Georgia common stock; and
  $1.65 in cash, without interest, for each share of First Georgia common stock.

United will not issue fractional shares of United common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, receive dividends, or exercise any rights as a shareholder of United with respect to that fractional interest.  Instead of issuing any fractional shares of United common stock to a First Georgia shareholder, United will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $25.35 per share.

United shareholders will continue to hold their existing shares of United common stock.  If, prior to the merger closing, the outstanding shares of United common stock or First Georgia common stock are increased through a stock dividend, stock split, reverse stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, recapitalization, or reduction of capital, the number of shares of United common stock and cash to be delivered pursuant to the merger in exchange for a share of First Georgia common stock will be proportionately adjusted.

If the merger is completed, shareholders of First Georgia will become shareholders of United, and First Georgia will be merged with and into United.  Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and First Georgia will cease to exist as a separate entity.  First Georgia Bank will be merged with and into United Community Bank, a Georgia bank and wholly-owned subsidiary of United, and United Community Bank will be the surviving entity.

      Registration of United Common Stock

            United has agreed, prior to the closing of the merger, to register the shares of United common stock to be exchanged for shares of First Georgia common stock with the Securities and Exchange Commission, and to use its reasonable best efforts to maintain the effectiveness of such registration through the date of closing of the merger.  Such registration will not cover resales of United common stock by any former holders of First Georgia common stock, and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the date of closing of the merger.

      Termination and Conditions of Closing

The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of First Georgia, but not later than the effective date of the merger:

  by either party, if a material adverse change in the financial condition or business of the other party has occurred, which change would reasonably be expected to have a material adverse affect on the market price of such party’s common stock; or if material loss or damage to the other party’s properties or assets has occurred, which change, loss or damage materially affects or impairs such party’s ability to conduct its business;
  by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;
  by either party, if such party learns of any fact or conditions not disclosed by the other party in the merger agreement, the other party’s disclosure memorandum or audited financial statements, which fact or conditions were required to be disclosed, and which has a material adverse affect on the other party;
  by either party, if any action, suit or proceeding is instituted or threatened against either party seeking to restrain, prohibit or obtain substantial damages in respect of the merger agreement or the consummation of the merger, which, in the good faith opinion of the terminating party makes consummation of the merger inadvisable;
  by either party, if the merger has not occurred on or before June 30, 2003;
  by United, if the holders of more than 5% of the outstanding shares of First Georgia common stock elect to exercise statutory dissenters’ rights;
  by either party, if the First Georgia shareholders do not approve the merger agreement; or
  by United, if it learns of any potential liability arising from noncompliance with any federal, state or local environmental law by First Georgia, or any potential liability of First Georgia arising from any environmental condition of the properties or assets of First Georgia, including any properties or assets in which First Georgia holds a security interest.

First Georgia must pay to United a termination fee of $1.5 million, plus all of United’s expenses, if:

  either party terminates the agreement because the First Georgia shareholders did not approve the merger, or if First Georgia terminates the agreement or otherwise causes the merger not to occur while a competing offer for First Georgia by a party other than United is outstanding or has been accepted by First Georgia.

The following are some of the required conditions of closing:

  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;
  the performance of all agreements and conditions required by the merger agreement;
  the delivery of officers’ certificates, resolutions, and legal opinions to First Georgia and United;
  approval of the merger by at least a majority of the First Georgia shareholders;
  authorizations of governmental authorities, and the expiration of any regulatory waiting periods;
  effectiveness of the registration statement of United relating to the shares of United common stock to be issued to First Georgia shareholders in the merger, of which this document forms a part;
  the receipt by United of a letter from Deloitte & Touche LLP representing that the First Georgia financial statements are fairly stated;
  the issuance of certificate of merger by the Secretary of State of the State of Georgia;
  the receipt by United of evidence that Henry S. Bishop’s change in control agreement has been terminated;
  the receipt by United of a settlement agreement executed by Henry S. Bishop, in a form satisfactory to United;
  the receipt by First Georgia of an update and reconfirmation to the fairness opinion of The Carson Medlon Company;
  the receipt by First Georgia of the opinion of Kilpatrick Stockton LLP as to the tax consequences of the merger to First Georgia shareholders.

      Surrender of Certificates

Shortly after the effective date of the merger, each holder of First Georgia common stock (as of that date) will be required to deliver such holder’s shares of First Georgia common stock to United’s exchange agent, SunTrust Bank.  After delivering his, her, or its shares of First Georgia common stock, the holder will receive a stock certificate for 0.1519 shares of United common stock and a cash payment of $1.65 per share of First Georgia common stock that such holder owned on the effective date of the merger, without interest.  In lieu of a fractional share, a cash payment, without interest, for any fractional interest in United common stock.  Until a holder delivers his or her shares of First Georgia common stock to United, he or she will not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of First Georgia common stock have been converted, if any, and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares.  After delivering the shares to United, the holder will then be entitled to receive any dividends or other distributions, without interest, which shall become payable after the merger but prior to the holder’s delivery of the certificates to United.

Required Shareholder Approval

The holders of a majority of the outstanding shares of First Georgia common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed.  Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

As of __________, 2003, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of First Georgia consisted of 7,751,712 shares of First Georgia common stock, with each registered holder of First Georgia common stock being entitled to one vote per share.  All of the directors and executive officers of First Georgia have entered into agreements with United to vote their shares of First Georgia common stock in favor of the merger.  There are 3,412,047 shares of First Georgia common stock held or controlled by First Georgia’s directors, executive officers, and their affiliates, which is approximately 44.02% of the outstanding shares of First Georgia common stock.

Expenses

All expenses incurred by United in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing this proxy statement/prospectus and all regulatory applications with state and federal authorities shall be paid by United.  All expenses incurred by First Georgia in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants for First Georgia shall be paid by First Georgia.  The cost of reproducing and mailing this proxy statement/prospectus shall be shared by the parties, with each party paying fifty percent (50%).

Conduct of Business of First Georgia Pending Closing

The merger agreement provides that, pending consummation of the merger, First Georgia will, except with the written consent of United:

  operate its business in the ordinary course, without the creation of any indebtedness for borrowed money;
  maintain its properties and assets in good operating condition, ordinary wear and tear excepted;
  maintain and keep in full force and effect all required insurance;
  preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;
  declare or make any dividend, distribution or payment in respect of its common stock other than its regular, semi-annual dividend of $0.05 per share;
  make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;
  acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;
  not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

  make no change in its banking and safe deposit arrangements;
  enter into no material contracts, other than renewals of existing contracts or contracts for the substitution of vendors in existing contracts;
  maintain all books and records in the usual, regular and ordinary course;
  file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and
  adopt no new severance plan and grant no severance or termination payments to any officer, director or employee, other than in accordance with existing agreements.

In addition, the merger agreement provides that First Georgia will promptly advise United, orally and in writing, of any change or event having, or which the First Georgia management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of First Georgia.

Interest of Management in the Transaction

Except as set forth below, no director or officer of First Georgia, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of First Georgia common stock which will be converted in the merger into United common stock and cash.  United and First Georgia do not anticipate that the merger will result in any material change in compensation to employees of First Georgia.

United has agreed in the merger agreement to provide employee benefits to First Georgia employees that are substantially similar to those currently provided by United to its employees.

As a condition to closing of the merger, Henry S. Bishop, the current chairman and chief executive officer of First Georgia, will be paid $1.2 million for the termination of his change in control agreement that is currently in place with First Georgia, $700,000  in consideration of his release of any and all claims for retirement and other benefits as set forth in a settlement agreement dated ____________, 2003 by and between United and Mr. Bishop, and $100,000 for a three year agreement to not compete with United in Glynn County, Georgia as set forth in a noncompetition agreement dated __________, 2003 by and between United and Mr. Bishop.  The settlement agreement and noncompetition agreement shall be effective upon the completion of the merger.

G.F. Coolidge III, the current chief financial officer of First Georgia, will be paid $322,734 pursuant to a change in control agreement that is currently in place with First Georgia.

United will generally indemnify and provide liability insurance to the present directors and officers of First Georgia.

There are 2,880,842 shares, or 36.05%, of First Georgia common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on this merger.  All of the directors and executive officers of First Georgia have agreed to vote their shares in favor of the merger.

Comparison of the Rights of First Georgia and United Shareholders

Upon completion of the merger, holders of First Georgia common stock on the effective date of the merger, other than dissenting shareholders, will become shareholders of United.  Although the organizations are relatively similar, differences arise when comparing provisions of each corporation’s respective charter documents and bylaws.  The following is a comparison between various provisions of United’s and First Georgia’s articles of incorporation and bylaws.

      Composition of Board of Directors

The bylaws of First Georgia provide that its board of directors will consist of no fewer than seven and no more than fifteen members.  The bylaws of United provide that its board of directors will consist of at least seven members.

First Georgia’s articles of incorporation provide for three classes of directors on First Georgia’s board of directors.  In such case, the total number of directors making up the board is evenly divided, as close as possible, into three classes.  Each class is elected for three year terms at every third annual shareholders’ meeting, with only one class being elected at any such meeting.  The effect of such classification is to prevent the election of an entirely new board at one annual meeting.

United’s board of directors is not divided into classes.  All directors of United are elected at the annual shareholders’ meeting and serve one year terms.

      Removal of Directors

The articles of incorporation of First Georgia provide that directors may be removed without cause upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal, and that directors may be removed with cause upon the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote thereon.

The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

      Approval of Certain Business Transactions

The articles of incorporation of First Georgia provide that in order to effect a merger, consolidation, or any sale, transfer or disposition of all or substantially all of the assets of First Georgia to any holder of five percent or more of the issued and outstanding shares of First Georgia, such business transaction must be approved by either (a) the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of First Georgia,  or (b) the affirmative vote of two-thirds of the directors of First Georgia then in office.

The articles of incorporation of United provide that in order engage in, with any holder of ten percent or more of the issued and outstanding shares of United, a merger, consolidation, sale or transfer or disposition of all or substantially all of the assets of United, sale of $1 million or more in securities, a plan of liquidation, or any transaction that would increase the percentage ownership of such shareholder, such transaction must be approved by either (a) a resolution adopted by at least three-fourths of the directors then in office, or (b) the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of United and the separate affirmative vote of at least 75% of the outstanding shares of common stock, excluding those shares held by such shareholder.

      Shareholders’ Meetings and Action Without a Meeting

The bylaws of First Georgia provide that a special meeting of shareholders may be called upon the written request of three or more holders of an aggregate not less than 25% of all shares entitled to vote at the meeting.  The bylaws of United provide that a special meeting of shareholders may be called upon the written request of the holders of shares representing at least 25% of the votes that would be entitled to be cast on each issue proposed to be considered at the special meeting.

      Amendments to Articles of Incorporation and Bylaws

The bylaws of First Georgia may be amended by the affirmative vote of a majority of the members of the board of directors or the holders of a majority of the shares issued and outstanding; provided that an affirmative vote of two-thirds of the members of the board of directors or two-thirds the holders of the issued and outstanding stock is required to amend the bylaws to change the number of directors.

Except for the provisions of articles of incorporation pertaining to the classification of the board of directors, amendment of the bylaws, removal of directors, and approval of certain business combinations, which the articles of incorporation of First Georgia provide may only be amended by the affirmative vote of holders of two-thirds of the issued and outstanding shares of First Georgia, the articles of incorporation of First Georgia do not specify how they may be amended.  The Georgia Business Corporation Code provides that a corporation’s articles of incorporation may be amended by the directors to make certain amendments related to deleting the name or address of the initial incorporators, the directors, the registered agent or office, or the principal office; effect certain stock split transactions; to extend the duration if the corporation was incorporated at a time when limited duration was required, or to change par value.  All other amendments to the articles of incorporation require the approval of a majority of the shareholders.

The articles of incorporation of United provide that its articles of incorporation, or the bylaws of United, may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote.

Dividends

On December 19, 2002, United declared a cash dividend of $.075 per share to be paid on April 1, 2003.  United paid aggregate cash dividends of $.25 per share in 2002, $.20 per share in 2001, $.15 per share in 2000 and $.10 per share in 1999.  United intends to continue paying cash dividends but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks.  The ability of those subsidiaries to pay dividends to United is restricted by certain regulatory requirements, as is more fully discussed in the "Business - Supervision & Regulation" section of United’s 10-K for the fiscal year ended December 31, 2001, which is incorporated by reference.

First Georgia paid aggregate cash dividends of $0.05 per share in 2002, $0.08 per share in 2001, $0.08 per share in 2000 and $0.08 per share in 1999.  First Georgia is prohibited under the merger agreement from paying cash dividends prior to the closing of the transaction without the prior written consent of United other than its regular, semi-annual dividend of $0.05 per share.

Whether the First Georgia shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policies of United and First Georgia will depend upon each company’s respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

The merger will be accounted for as a purchase for financial reporting and accounting purposes.  After the merger, the results of operations of First Georgia will be included in the consolidated financial statements of United.  The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed.  Any excess of cost over fair value of the net tangible and identified intangible assets of First Georgia acquired will be recorded as goodwill.  Any identified intangible asset may be amortized by charges to operations under general accepted accounting principles.

Resales of United Common Stock by Directors and Executive Officers of First Georgia

Although United, through this proxy statement/prospectus, will register the United common stock to be issued in the merger under the Securities Act of 1933, the former directors, executive officers, and ten percent shareholders of First Georgia (such persons are deemed to be affiliates of United) and certain other affiliates of United (as defined in Section 405 of the Securities Act) may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act of 1933, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act.  Rules 144 and 145 limit the amount of United common stock or other equity securities of United that those persons may sell during any three month period, and require that certain current public information with respect to United be available and that the United common stock be sold in a broker’s transaction or directly to a market maker in United common stock.

Regulatory Approvals

The Board of Governors of the Federal Reserve System will be required to approve the merger.  In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

The Georgia Department of Banking and Finance must also approve the merger.  The Department of Banking and Finance’s review of the application will not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of First Georgia.  Further, no shareholder should construe an approval of the application by the Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal.  Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction.  Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

Rights of Dissenting Shareholders

First Georgia is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia.  Georgia law confers rights upon shareholders of corporations organized under Georgia law to, in certain circumstances, demand payment for the fair value of all or a portion of their shares, and it establishes procedures for the exercise of those rights.  These shareholder rights are referred to within this document as “dissenters’ rights.”

In general, if the merger is completed, under Article 13 of the Georgia Business Corporation Code, a First Georgia shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder’s shares of First Georgia common stock.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting First Georgia shareholder’s common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

A dissenting shareholder of First Georgia must exercise his or her dissenters’ rights with respect to all of the shares he or she owns of record, other than those shares registered in the dissenting shareholder’s name but beneficially owned by another person.  If a dissenting shareholder of First Georgia has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies First Georgia in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.

A First Georgia shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of First Georgia common stock in accordance with the requirements of the Georgia Business Corporation Code must:

  deliver to First Georgia, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares registered in his or her name if the merger is completed; and
  not vote the shares registered in his or her name in favor of the merger agreement.

Any filing of a written notice of intent to dissent with respect to the merger should be sent to:  G. F. Coolidge III, Secretary, First Georgia Holding, Inc., 1703 Gloucester Street, Brunswick, Georgia 31521.  A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code.  A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of applicable conditions listed above.

Within ten days after the vote of First Georgia shareholders is taken at the special meeting, First Georgia will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters’ notice that:

  states where the dissenting shareholder is to send his, her, or its payment demand, and where and when the certificates for the dissenting shareholder’s shares, if any, are to be deposited;
  informs holders of uncertificated shares of First Georgia common stock as to what extent transfer of the shares will be restricted after the payment demand is received;
  sets a date by which First Georgia must receive the dissenting shareholder’s payment demand; and
  is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

Following receipt of the dissenters’ notice from First Georgia, each dissenting First Georgia shareholder must deposit his or her First Georgia share certificates and demand payment from First Georgia in accordance with the terms of the dissenters’ notice.  A dissenting shareholder who does not deposit his or her share certificate and demand payment from First Georgia by the date set forth in the dissenters’ notice will forfeit his or her right to payment under Article 13 of the Georgia Business Corporation Code.

Within ten days after the later of the date that the vote of First Georgia shareholders is taken at the special meeting, or the date on which First Georgia receives a payment demand, First Georgia will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’

notice to pay each such shareholder an amount that First Georgia estimates to be the fair value of his or her shares, plus accrued interest.  The offer of payment will be accompanied by:

  First Georgia’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
  an explanation of how any interest was calculated;
  a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and
  a copy of Article 13 of the Georgia Business Corporation Code.

If the dissenting shareholder chooses to accept First Georgia’s offer of payment, he, she or it must do so by written notice to First Georgia within 30 days after receipt of First Georgia’s offer of payment.  A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period.  First Georgia must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later.  Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of First Georgia common stock.

If within 30 days after First Georgia offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then First Georgia, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Glynn County, Georgia, requesting that the fair value of those shares be determined.  First Georgia must make all dissenting shareholders whose demands remain unsettled parties to the proceeding.  If First Georgia does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

First Georgia urges its shareholders to read all of the dissenter’s rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

First Georgia has received an opinion from Kilpatrick Stockton LLP to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  the merger and the issuance of shares of United common stock in connection therewith, as described in the merger agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;
  no gain or loss will be recognized by holders of First Georgia common stock upon the exchange of such stock for United common stock as a result of the merger;
  gain or loss will be recognized pursuant to Section 302 of the Internal Revenue Code of 1986, as amended, by holders of First Georgia common stock upon their receipt of cash for their shares of First Georgia common stock, upon their receipt of cash in lieu of the cash payment and fractional shares of United common stock, and upon their exercise of dissenters’ rights;

  no gain or loss will be recognized by First Georgia as a result of the merger;
  the aggregate tax basis of United common stock received by shareholders of First Georgia pursuant to the merger will be the same as the tax basis of the shares of First Georgia common stock exchanged therefor, (i) decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United, (ii) decreased by the amount of cash received by a shareholder in the merger (with respect to shares other than fractional shares), and (iii) increased by the amount of gain recognized by a shareholder in the merger (with respect to shares other than fractional shares); and
  the holding period of the shares of United common stock received by the shareholders of First Georgia will include the holding period of the shares of First Georgia common stock exchanged therefor, provided that the common stock of First Georgia is held as a capital asset on the date of the consummation of the merger.

No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

The foregoing tax opinion and the preceding discussion relate to the material federal income tax consequences of the merger to First Georgia shareholders.  First Georgia shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

Opinion of Financial Adviser

First Georgia has engaged The Carson Medlin Company to serve as its financial adviser and to render its opinion as to the fairness, from a financial point of view, of the consideration received by the shareholders of First Georgia pursuant to the merger agreement.  First Georgia selected The Carson Medlin Company as its financial adviser on the basis of its experience in advising community banks in similar transactions.  The Carson Medlin Company is an investment banking firm which specializes in the securities of financial institutions located in the southeastern and western United States.  As part of its investment banking activities, The Carson Medlin Company is regularly engaged in the valuation of financial institutions and transactions relating to their securities, including mergers and acquisitions.  Neither The Carson Medlin Company nor any of its affiliates has a material relationship with First Georgia or United or any material financial interest in First Georgia or United.

Representatives of The Carson Medlin Company provided analysis to First Georgia’s board of directors at a meeting held on January 22, 2003, during which the terms of the transaction were discussed and approved.  At that meeting, The Carson Medlin Company delivered its written opinion to the effect that the consideration provided for in the merger agreement is fair, from a financial point of view, to the shareholders of First Georgia.  The Carson Medlin Company subsequently reconfirmed its January 22, 2003 written opinion by issuing a second written opinion dated as of ________, the most recent practicable date prior to the printing of this proxy statement and a copy of which is attached as Appendix C.

You should consider the following when reading the discussion of The Carson Medlin Company opinion in this document:

  The summary of the opinion of The Carson Medlin Company set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document.  You should read the opinion in its entirety for a full discussion to the procedures followed, assumptions made, matters considered and qualification and limitation on the review undertaken by The Carson Medlin Company in connection with its opinion.

  The Carson Medlin Company’s opinion does not address the merits of the merger relative to other business strategies, whether or not considered by First Georgia’s board, nor does it address the decision by First Georgia’s board to proceed with the merger.
  The Carson Medlin Company’s opinion to First Georgia's board of directors rendered in connection with the merger does not constitute a recommendation to any First Georgia shareholder as to how he or she should vote at the special meeting.

No limitations were imposed by First Georgia’s board of directors or its management upon The Carson Medlin Company with respect to the investigations made or the procedures followed by The Carson Medlin Company in rendering its opinion.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances.  It is therefore not readily susceptible to partial analysis or summary description.  In connection with rendering its opinion, The Carson Medlin Company performed a variety of financial analyses.  The Carson Medlin Company believes that its analyses must be considered together as a whole and that selecting portions of its analyses and the facts considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of The Carson Medlin Company’s opinion.

In performing its analyses, The Carson Medlin Company made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of First Georgia and United and may not be realized.  Any estimates contained in The Carson Medlin Company’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates.  Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.  Except as described below, none of the analyses performed by The Carson Medlin Company was assigned a greater significance by The Carson Medlin Company than any other.  The relative importance or weight given to these analyses by The Carson Medlin Company is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results).  The summaries of financial analyses include information presented in tabular format.  The tables should be read together with the text of those summaries.

The Carson Medlin Company has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion.  The Carson Medlin Company did not undertake any independent evaluation or appraisal of the assets and liabilities of First Georgia or United, nor was it furnished with any appraisals.

The Carson Medlin Company is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of First Georgia or United; and it has assumed that the allowances of First Georgia and United are in the aggregate adequate to cover potential losses.  The Carson Medlin Company’s opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

In rendering its opinion, The Carson Medlin Company made the following assumptions:

  that the merger will be accounted for as a purchase in accordance with  generally accepted accounting principles;
  that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on First Georgia, United or on the anticipated benefits of the merger;
  that First Georgia had provided it with all of the information prepared by First Georgia or its other representatives that might be material to The Carson Medlin Company in its review; and
  that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgement of the management of First Georgia as to the future operating and financial performance of First Georgia.

In connection with its opinion dated January 22, 2003, The Carson Medlin Company reviewed:

  drafts of the merger agreement dated January 22, 2003;
  the audited financial statements of United for the five years ended December 31, 2001;
  the audited financial statements of First Georgia for the five years ended September 30, 2002;
  the unaudited interim financial statements of United for the nine months ended September 30, 2002;
  the unaudited interim financial statements of First Georgia for the three months ended December 31, 2002; and
  certain financial and operating information with respect to the business, operations and prospects of United and First Georgia.

 In addition, The Carson Medlin Company:

  held discussions with members of management of United and First Georgia regarding the historical and current business operations, financial condition and future prospects of their respective companies;
  reviewed the historical market prices and trading activity for the common stock of United and compared them with those of certain publicly-traded companies which it deemed relevant;
  compared the results of operations of United and First Georgia with those of certain publicly-traded financial institutions which it deemed to be relevant;
  compared the results of operations of United and First Georgia with those of certain banking companies which we deemed to be relevant;
  compared the financial terms of the merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and

  conducted such other studies, analyses, inquiries and examinations as The Carson Medlin Company deemed appropriate.

Valuation Methodologies

The following is a summary of all material analyses performed by The Carson Medlin Company in connection with its written opinion provided to First Georgia's board of directors as of January 22, 2003.  The summary does not purport to be a complete description of the analyses performed by The Carson Medlin Company.

Summary of Merger and Analysis

The Carson Medlin Company reviewed the terms of the proposed merger, including the form of consideration, the exchange ratio, the price per share of United’s common stock and the price paid to First Georgia shareholders pursuant to the merger agreement.  Under the terms of the merger agreement, United will issue 1,177,282 shares of its stock and $12,790,282 in cash for all of the outstanding common stock of First Georgia.

The Carson Medlin Company calculated that the indicated consideration paid to First Georgia shareholders represented:

  $5.50 per share (based on United’s January 22, 2003 10-day average stock price of $25.35 per share);
  a 38% premium to First Georgia’s market value one week prior to announcement and a 59% premium to First Georgia’s market value three months prior to announcement;
  203.7% of First Georgia’s stated book value at September 30, 2002;
  27.5 times First Georgia’s earnings for the trailing 12 months ended September 30, 2002;
  16.3% of First Georgia’s total assets at September 30, 2002;
  18.9% of First Georgia’s total deposits at September 30, 2002; and
  a 10.4% premium on First Georgia’s core deposits at September 30, 2002.

Industry Comparative Analysis

In connection with rendering its opinion, The Carson Medlin Company compared selected operating results of First Georgia to those of 54 publicly-traded community commercial banks in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia, which are listed in the Southeastern Independent Bank Review, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1991.

The banks reviewed by The Carson Medlin Company range in asset size from $166 million to $2.5 billion and in shareholders’ equity from approximately $14 million to $182 million.  The Carson Medlin Company considers this group of financial institutions more comparable to First Georgia than larger, more widely traded regional financial institutions.  The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality and operating efficiency of First Georgia to these financial institutions.  The Carson Medlin Company noted the following performance based on results at or for the nine months ended September 30, 2002 (most recent available) and stock prices as of January 20, 2003:

	First Georgia	Average for Peer Group

Return on Average Assets	0.65%	1.17%
Return on Average Equity	8.0%	12.7%
Net Interest Margin	3.88%	4.43%
Equity to Assets	8.0%	9.3%
Efficiency Ratio	77.8%	60.7%
Non-Performing Assets (defined as 90 days past due, nonaccrual loans and other real estate) to Total Loans, net of unearned income and other real estate	2.81%	1.09%

Price to Book Value (January 20, 2003)	148.2%	172.9%
Price to Trailing 12 months Earnings (January 20, 2003)	19.8	15.1

The Carson Medlin Company noted that First Georgia’s financial performance was below the peer group for profitability, asset quality and operating efficiency.  Its equity to assets ratio and net interest margin were also lower than the peer group.  First Georgia’s common stock traded at a discount to the peer group average on a book value basis and a premium to the peer group based on trailing twelve months’ earnings.

The Carson Medlin Company also compared selected operating results of United to a peer group of banks in the Southeast with assets from $1 billion to $5 billion.  The United selected peer group consists of First Charter Corporation, Alabama National BanCorporation, Republic Bancshares, Inc., Capital City Bank Group, Inc., First Community Bancshares, Inc., Banc Corporation, Main Street Banks, Inc., ABC Bancorp, Seacoast Banking Corp. of Florida, First Bancorp, First National Corp., Union Bankshares Corp., Virginia Financial Group, Inc., and Fidelity National Corp.  The Carson Medlin Company considers this group of financial institutions more comparable to United than the smaller, less liquid financial institutions listed in the Southeastern Independent Bank Review and to the larger, more liquid, regional holding companies.  The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality and operating efficiency of United to these financial institutions.  The Carson Medlin Company noted the following performance based on results at or for the nine months ended September 30, 2002 (or most recent available) and stock prices as of January 20, 2003:

	United	Average for Peer Group

Return on Average Assets	1.11%	1.14%
Return on Average Equity	15.8%	12.7%
Net Interest Margin	4.43%	4.39%
Equity to Assets	6.9%	8.8%
Efficiency Ratio	60.5%	62.5%
Non-Performing Assets (defined as 90 days past due, nonaccrual loans and other real estate) to Total Loans, net of unearned income and other real estate	0.30%	0.53%

Price to Book Value (January 20, 2003)	252.3%	186.0%
Price to Trailing 12 months Earnings (January 20, 2003)	16.6	14.4

The Carson Medlin Company noted that United’s financial performance was above the peer group for return on average equity, net interest margin, operating efficiency and asset quality.  Its equity to assets ratio and return on average assets were lower than the peer group.  United’s common stock traded at a premium to the peer group average on a book value basis as well as a premium to the peer group based on trailing twelve months’ earnings.

Comparable Transaction Analysis

The Carson Medlin Company reviewed certain information related to the following selected merger transactions, or Peer Group A, involving commercial banks and thrifts in the United States announced since January 1, 2002 with assets between $100 million and $300 million and a return on average assets of between 0.50% and 1.00%.  The Carson Medlin Company also reviewed selected merger transactions involving the same criteria as Peer Group A but isolated to the southeastern United States region, or Peer Group B.  Those transactions are listed in the following tables.

Peer Group A

Seller	State	| | | | | | | | | | | | | | | | | | | | |	Buyer	State

Rowan Bancorp, Inc.	NC		FNB Corp.	NC
Kerman State Bank	CA		Westamerica Bancorporation	CA
Massachusetts Fincorp, Inc.	MA		Abington Bancorp, Inc.	MA
CFS Bancshares, Inc.	AL		Citizens Bancshares Corporation	GA
Fortress Bancshares, Inc.	WI		Merchants and Manufacturers	WI
Southwest Bank Holding Company	TX		Prosperity Bancshares, Inc.	TX
Security Acadia Bancshares, Inc.	LA		Financial Corp. of Louisiana	LA
Family Savings Bank, FSB	CA		Boston Bank of Commerce	MA
MetroBanCorp	IN		First Indiana Corporation	IN
Murfreesboro Bancorp, Inc.	TN		First South Bancorp, Inc.	TN
First Commerce Corporation	NC		Bank of Granite Corporation	NC
First Central Bancshares, Inc.	TN		United Community Banks, Inc.	GA

Peer Group B

Seller	State	| | | | | | | | | |	Buyer	State

Rowan Bancorp, Inc.	NC		FNB Corp.	NC
CFS Bancshares Inc.	AL		Citizens Bancshares Corporation	GA
Murfreesboro Bancorp, Inc.	TN		First South Bancorp, Inc.	TN
First Commerce Corporation	NC		Bank of Granite Corporation	NC
First Central Bancshares, Inc.	TN		United Community Banks, Inc.	GA

The Carson Medlin Company also reviewed certain information related to all merger transactions involving commercial banks and thrifts in the United States announced since January 1, 2002, or Peer Group C.  In evaluating these peer groups, The Carson Medlin Company considered, among other factors, capital level, asset size and quality of assets of the acquired financial institutions.  The Carson Medlin Company compared the price to trailing twelve months’ earnings, price to book value, price to total assets, price to total deposits and core deposit premium for the three peer groups to the proposed merger at the time it was announced.  These comparisons are discussed below.

Comparable Transaction Analysis - Peer Group A

Other Pricing Multiples	First Georgia Indicator	Comparable Transactions
		Average	High	Low

Purchase Price % of Stated Book Value	203.7%	168.7%	239.1%	100.7%
Purchase Price as a Multiple of LTM Earnings	27.5	20.9	42.9	10.9
Purchase Price % of Total Assets	16.3%	14.7%	22.6%	7.9%
Purchase Price % of Total Deposits	18.9%	18.0%	28.9%	12.2%
Core Deposit Premium	10.4%	9.9%	19.6%	0.2%

The Carson Medlin Company calculated that the indicated consideration to be paid to First Georgia shareholders represented $5.50 per share or 203.7% of stated book value (based on United’s January 22, 2003 10-day average stock price of $25.35 per share).  This consideration is higher than the average of the range for the comparable transactions in Peer Group A.  The indicated consideration represented 27.5 times trailing twelve months’ earnings.  This consideration is higher than the average of the range for the comparable transactions in Peer Group A.  The purchase price as a percentage of total assets implied by the merger is 16.3%, which is higher than the average of the range for Peer Group A’s comparable transactions.  The price as a percentage of total deposits implied by the merger is 18.9%, which is higher than the average of the comparable transactions.  The core deposit premium implied by the merger is 10.4%, which is higher than the average of the comparable transactions in Peer Group A.

Comparable Transaction Analysis - Peer Group B

Other Pricing Multiples	First Georgia Indicator	Comparable Transactions
		Average	High	Low

Purchase Price % of Stated Book Value	203.7%	179.1%	239.1%	100.7%
Purchase Price as a Multiple of LTM Earnings	27.5	18.8	22.7	13.5
Purchase Price % of Total Assets	16.3%	14.9%	19.6%	8.9%
Purchase Price % of Total Deposits	18.9%	18.0%	22.6%	12.2%
Core Deposit Premium	10.4%	10.5%	15.6%	0.2%

The Carson Medlin Company noted that the indicated consideration to be paid exceeded the average of the comparable transactions in Peer Group B for certain indicators (price to stated book value, price to earnings, price to total assets and price to total deposits) but was slightly below the average for Peer Group B’s comparable transactions for the core deposit premium.

Comparable Transaction Analysis - Peer Group C

Other Pricing Multiples	First Georgia Indicator	Comparable Transactions Average

Purchase Price % of Stated Book Value	203.7%	184.6%
Purchase Price as a Multiple of LTM Earnings	27.5	18.1
Purchase Price % of Total Assets	16.3%	16.6%
Purchase Price % of Total Deposits	18.9%	20.6%
Core Deposit Premium	10.4%	12.0%

The Carson Medlin Company noted that the indicated consideration to be paid was higher than the average of the comparable transactions in Peer Group C for certain indicators (price to stated book value and price to earnings) but was at or below the average for Peer Group C’s comparable transactions for price to total assets, price to total deposits and core deposit premium.  None of these comparisons failed to support The Carson Medlin Company's determination that the consideration to be received by First Georgia’s shareholders in the merger is fair from a financial point of view.

No company or transaction used in The Carson Medlin Company's analyses is identical to First Georgia or the proposed merger.  Accordingly, the results of these analyses necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of First Georgia and other factors that could affect the value of the companies to which they have been compared.

Present Value Analysis

The Carson Medlin Company calculated the present value of First Georgia assuming that First Georgia remained an independent bank.  For purposes of this analysis, The Carson Medlin Company utilized certain projections of First Georgia’s future growth of assets, earnings and dividends and assumed a terminal price to book value multiple from 150% to 250% times.  The Carson Medlin Company based their projections on First Georgia’s historic growth rates, management estimates, as well as expected industry trends over the period analyzed with an expected average growth rate of approximately 5%.  It was estimated that dividends would be paid over the period analyzed consistent with First Georgia’s historical dividend policy.  The average return on assets (ROA) for the projections is 0.62% and is based on First Georgia’s historical ROA and management estimates.  The price to book value multiples were based on The Carson Medlin Company’s experience in similar merger transactions over the past several years and those multiples observed in other transactions as exhibited by the comparable transactions described above.  The values were then discounted to present value utilizing discount rates of 14% to 16%.  These rates were selected because, in The Carson Medlin Company's experience, they represent the rates that investors in securities such as First Georgia’s common stock would demand in light of the potential appreciation and risks as observed in expected returns for alternative investments.  The Carson Medlin Company also noted that these rates are frequently cited for other merger transactions in the banking industry.

Range of Values - Price to Book Value Basis

	1.50	1.75	2.00	2.25	2.50
14.0%	$2.97	$3.42	$3.87	$4.32	$4.77
15.0%	$2.84	$3.28	$3.71	$4.14	$4.57
16.0%	$2.73	$3.14	$3.56	$3.97	$4.39

On the basis of these assumptions, The Carson Medlin Company calculated that the present value of First Georgia as an independent bank ranged from $2.73 per share to $4.77 per share.  The indicated consideration to be paid to First Georgia shareholders was $5.50 per share (based on United’s January 22, 2003 10-day average stock price of $25.35 per share) which is above the range indicated under the present value analysis.

Range of Values - Price to Earnings Basis

	16.0	17.0	18.0	19.0	20.0
14.0%	$2.30	$2.43	$2.56	$2.68	$2.81
15.0%	$2.21	$2.33	$2.45	$2.57	$2.70
16.0%	$2.12	$2.23	$2.35	$2.47	$2.59

The Carson Medlin Company also calculated the present value of First Georgia assuming terminal price to earnings value multiples from 16.0 to 20.0 times.  The price to earnings value multiples were based on The Carson Medlin Company’s experience in similar merger transactions over the past several years and those multiples observed in other transactions as exhibited by the comparable transactions described above.  The present value of First Georgia as an independent bank ranged from $2.12 per share to $2.81 per share.  The indicated consideration to be paid to First Georgia shareholders was $5.50 per share (based on United’s January 22, 2003 10-day average stock price of $25.35 per share), which is above the range indicated under the present value analysis.

The Carson Medlin Company noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout rates, terminal values and discount rates.  This analysis is one of several methods of financial analysis used in determining the fairness of the transaction and, therefore, this analysis cannot be considered without considering all other factors described in this section.

Historical Stock Performance Analysis

The Carson Medlin Company reviewed and analyzed the historical trading prices and volumes of First Georgia and United common stock over recent periods.  United’s stock was listed on the Nasdaq’s National Market System in March 2002.  United’s stock traded as high as $29.40 shortly after its Nasdaq listing and under speculation that it would be added to the Russell 2000 Index.  After it was added to this index in June 2002, United’s stock dropped from this peak and has recently traded around $25.00.  United’s stock was trading at $25.40 per share immediately prior to the merger announcement.  United’s stock trading volume has been steady since its Nasdaq listing and has averaged more than 15,000 shares per day over the last three months.

 First Georgia’s stock also trades on the Nasdaq National Market System and was trading at $4.00 per share immediately prior to the merger announcement.  First Georgia’s stock has traded around $4.00 per share since early 2000, although it briefly traded as high as $5.43 in May 2001.  First Georgia’s stock trading volume has been very modest and has averaged only about 1,000 shares per day over the last year.

The Carson Medlin Company compared recent trading prices of United’s stock to the recent market values of the selected peer group of Southeastern banks with assets from $1 billion to $5 billion.  This comparison shows that United’s stock currently trades, and has generally traded over the three year period examined, at a premium based on book value multiples.  United’s stock also currently trades at a premium based on earnings multiples to the selected peer group and has traded at a premium for most of the last three years.  At January 20, 2003, United’s common stock traded at 252% of book value compared to 186% for the selected peer group.  On a price to trailing earnings basis, United’s common stock traded at 16.6 times earnings compared to the 14.4 times earnings for the selected peer group.

The Carson Medlin Company compared recent trading prices of First Georgia’s stock to those of the 54 publicly-traded community commercial banks listed on the Southeastern Independent Bank Review.  This comparison shows that First Georgia has traded at a discount based on book value multiples since the fourth quarter of 2001.  First Georgia trades at a premium based on earnings multiples to the selected peer group and has traded at a premium for most of the last three years.  However, these higher price to earnings multiples can be attributed mostly to the lower profitability compared to its peers.  At January 20, 2003, First Georgia common stock traded at 148% of book value compared to 173% for the selected peer group.  On a price to trailing earnings basis, First Georgia’s common stock traded at 19.8 times earnings compared to the 15.1 times earnings for the selected peer group.

Miscellaneous

The opinion expressed by The Carson Medlin Company was based upon market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion.  Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of First Georgia or United, could materially affect the assumptions used in preparing the opinion.

In connection with its updated opinion, dated as of the date of this Proxy Statement, The Carson Medlin Company confirmed the appropriateness of its reliance on the analyses used to render its January 22, 2003 opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which its analyses were based and the factors considered in connection therewith.  It was The Carson Medlin Company’s opinion, therefore, that the consideration to be received by First Georgia’s shareholders, as provided for in the merger agreement, was fair from a financial point of view.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

The following is a summary of material provisions of United’s outstanding securities:

      General

The authorized capital stock of United currently consists of 50,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share.  As of January 31, 2003, 21,199,377 shares of common stock were issued and outstanding (exclusive of 606,547 shares held as treasury shares), 280,000 shares were deemed outstanding pursuant to outstanding debentures, 1,457,664 shares of common stock were reserved for issuance upon the exercise of outstanding options, and 127,100 shares of Series A Non-Cumulative Preferred Stock were issued and outstanding.

      Common Stock

All voting rights are vested in the holders of the common stock.  Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting.  The shares do not have cumulative voting rights.  Subject to the right of holders of United’s Series A Non-Cumulative Preferred Stock to receive dividends, all shares of United common stock are entitled to share equally in any dividends that United’s board of directors may declare on United common stock from sources legally available for distribution.  The determination and declaration of dividends is within the discretion of United’s board of directors.  Upon liquidation, holders of United common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, and after all distributions payments are made to holders of United’s Series A Non-Cumulative Preferred Stock, all assets of United available for distribution, in cash or in kind.

The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

      Preferred Stock

United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s board of directors may determine.  The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders.  The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of United’s other shareholders.  In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

On September 29, 2000, by filing articles of amendment to United’s articles of incorporation, United’s board of directors designated 287,411 of the 10,000,000 authorized shares of preferred stock as “Series A Non-Cumulative Preferred Stock.”  The Series A stock has a stated value of $10.00 per share, and holders of Series A stock are entitled to a preferential annual dividend of 6%, payable quarterly on each January 1, April 1, July 1 and October 1.  The declaration of dividends with respect to the Series A stock is within the discretion of United’s board of directors.

In addition, holders of the Series A stock are entitled to receive, on a pro rata basis, distributions upon liquidation prior to any payment by United to the holders of its common stock, in an amount equal to the stated value per share of the Series A stock, plus any accrued but unpaid dividends.  The Series A stock has no voting rights, except as required under the Georgia Business Corporation Code, and is not convertible into shares of common stock or other securities of United.  United may, at its option, redeem all or part of the Series A stock outstanding by paying cash for such shares in an amount equal to the stated value per share, plus any accrued but unpaid dividends.

      Subordinated Notes

Subordinated notes in the principal amount of $31.5 million, due on December 15, 2012, are outstanding as of December 19, 2002.  These notes bear 6.75% interest per annum, payable semi-annually in arrears in cash on June 15 and December 15 of each year.

The notes may not be redeemed prior to their maturity.  No sinking fund is provided for the notes.  The notes are general unsecured obligations of United, subordinated to all existing and future secured and senior indebtedness, and payment of principal of the notes may be accelerated only in the case of bankruptcy, insolvency, receivership, convertorship or reorganization of United or one of United’s bank subsidiaries.

      Convertible Subordinated Debentures

Debentures in the principal amount of $3.5 million that are due on December 31, 2006, are outstanding as of December 19, 2002.  These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year commencing on April 1, 1998, to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date.  Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.  Interest on the debentures is payable, at the option of the board of directors of United, in cash or in an additional debenture with the same terms as the outstanding debentures.

The debentures may be redeemed, in whole or in part, from time to time on or after January 1, 1999, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption.  The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $12.50 per share, subject to adjustment for stock splits and stock dividends.  The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures.  The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

      Trust Preferred Securities

 United formed three wholly owned statutory trusts, which issued guaranteed preferred interests in United’s junior subordinated deferrable interest debentures.  The debentures represent the sole asset of the trusts.  These debentures qualify as Tier I capital under Federal Reserve Board guidelines.  All of the common securities of the trusts are owned by United.  United has entered into contractual arrangements which, taken collectively, fully and unconditionally, guarantee payment of: (i) accrued and unpaid distributions required to be paid on the securities; (ii) the redemption price with respect to any securities called for redemption by the respective trust; and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the respective trust.  The following is a description of each trust preferred security.

            10.60% Trust Preferred Securities

In September 2000, United formed a wholly owned Connecticut statutory business trust, United Community Statutory Trust I (“United Statutory Trust”), which issued $5 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures.  The proceeds from the issuance of the securities were used by United Statutory Trust to purchase $5.2 million of junior subordinated debentures of United, which carry a fixed interest rate of 10.60%.  The securities accrue and pay distributions semiannually at a fixed rate of 10.60% per annum of the stated liquidation value of $1,000 per capital security and are mandatorily redeemable upon maturity of the debentures on September 7, 2030, or upon earlier redemption as provided in the indenture.  United has the right to redeem the debentures purchased by United Statutory Trust in whole or in part, on or after September 7, 2010.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 5.3% in 2010 to .53% in 2019.

            11.295% Trust Preferred Securities

In July 2000, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust II (“United Trust II”), which issued $10 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures.  The proceeds from the issuance of the securities were used by United Trust II to purchase $10.3 million of junior subordinated debentures of United, which carry a fixed rate of 11.295%.  The securities accrue and pay distributions at a fixed rate of 11.295% per annum of the stated liquidation value of $1,000 per capital security.  The securities are mandatorily redeemable upon maturity of the debentures on July 19, 2030, or upon earlier redemption as provided in the indenture. United has the right to redeem the debentures purchased by United Trust II in whole or in part, on or after July 2010.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 2.824% in 2010 to .565% in 2019.

            8.125% Trust Preferred Securities

In July 1998, United formed a wholly owned Delaware statutory business trust, United Community Capital Trust (“United Trust”), which issued $21 million of guaranteed preferred beneficial interests in United’s junior subordinated deferrable interest debentures.  The proceeds from the issuance of the securities were used by United Trust to purchase $21.7 million of junior subordinated debentures of United that carry a fixed interest rate of 8.125%.  The securities accrue and pay distributions semiannually at a fixed rate of 8.125% per annum of the stated liquidation value of $1,000 per capital security.  The securities are mandatorily redeemable upon maturity of the debentures on July 15, 2028, or upon earlier redemption as provided in the indenture.  United has the right to redeem the debentures purchased by United Trust:  (i) in whole or in part, on or after July 15, 2008, and (ii) in whole (but not in part) at any time within 90 days following the occurrence and during the continuation of a tax event, investment company event or capital treatment time (as defined in the offering circular).  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, any accrued but unpaid interest, plus a premium ranging from 4.06% in 2008 to .41% in 2017.

      Transfer Agent and Registrar

The Transfer Agent and Registrar for United’s common stock and the debentures is SunTrust Bank, Room 2000, 58 Edgewood Avenue, Atlanta, Georgia 30303.

Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control

      Ability to Consider Other Constituencies

United’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders.  This provision permits United’s board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

      Amendments to Articles of Incorporation and Bylaws

United’s articles of incorporation specifically provide that the neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United.  This provision could allow the holders of 33.4% of the outstanding capital stock of United to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal.  This provision protects, among other things, the defensive measures included in United’s articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

      Supermajority Approval of Interested Business Combinations

United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder.  This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger.  This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination.  Additionally, in some circumstances, United’s board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.

      Removal of Directors

United’s articles of incorporation provide that a member of United’s board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon.  This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors.  However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

Recent Developments of United

On December 23, 2002, United entered into an agreement to acquire First Central Bancshares, Inc., Lenior City, Tennessee, in exchange for 545,538 shares of United common stock and $8,978,683 in cash.  First Central is a one-bank holding company with total consolidated assets of approximately $149.9 million, total consolidated loans of approximately $98.4 million, total consolidated deposits of approximately $135.7 million, and total consolidated shareholders’ equity of approximately $12.8 million.  Management anticipates the transaction will be complete by the end of the first quarter of 2002, subject to required shareholder and regulatory approvals.

INFORMATION ABOUT FIRST GEORGIA HOLDING, INC.

First Georgia was incorporated under the laws of the State of Georgia in 1987.  The primary activity of First Georgia is to own and operate First Georgia Bank.

At September 30, 2002, First Georgia had total consolidated assets of approximately $260.9 million, total consolidated loans approximately $215.1 million, total consolidated deposits of approximately $226.0 million, and total consolidated shareholder equity of approximately $20.9 million.

Financial and other information relating to First Georgia are set forth in First Georgia’s Form 10-KSB for the year ended September 30, 2003, a copy of which accompanies this proxy statement/proxy.

Voting and Principal Shareholders

The following table sets forth the number and percentage ownership of shares of common stock of First Georgia  beneficially owned (as defined by rules of the Securities and Exchange Commission) by (a) directors and officers of First Georgia, (b) persons known to First Georgia to own more than five percent of the outstanding common stock of First Georgia, and (c) all directors and officers of the company as a group as of December 2, 2002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Henry S. Bishop 1703 Gloucester Street Brunswick, GA 31520	768,062(2)	9.91%
James A. Bishop 77 Gloucester Street, Suite 401 Brunswick, GA 31520	771,205	9.95%
B.W. Bowie 16 Kings Way St. Simons Island, GA 31522	491,599(3)	6.34%
G. F. Collidge III 1703 Gloucester Street Brunswick, GA 31520	149,847(4)	1.93%
Terry K. Driggers 112 River Way Brunswick, GA 31520	202,906	2.62%
Roy K. Hodnett Box 1 St. Simons Island, GA 31522	847,594(5)	10.93%
E. Raymond Mock 4003 Riverside Drive Brunswick, GA 31520	63,652	0.82%
James D. Moore P.O. Box 1078 Brunswick, GA 31520	55,670	0.72%
D. Lamont Shell P.O. Box 1279 Brunswick, GA 31521	9,312	0.12%
William J. Stembler 500 Sea Island Road St. Simons Island, GA 31522	52,100	0.67%
All directors, executive officers and principal shareholders as a group (9 persons, all of whom are also shareholders)	3,412,047(6)	44.02

__________________________________

(1)	Percentages are calculated based on 7,751,712 total outstanding shares.
(2)

Consists of 750,762 shares held of record by Mr. Bishop and 17,300 held by a company in which Mr. Bishop has a controlling interest.  Mr. Bishop’s presently exercisable options to purchase an aggregate of 180,000 shares are not included because the exercise price of the options is materially higher than the transaction price.

(3)	Consists of 485,960 shares held of record by Mr. Bowie and 5,639 shares held of record by his minor child.
(4)	Mr. Collidge’s presently exercisable options to purchase an aggregate of 60,000 shares are not included because the exercise price of the options is materially higher than the transaction price.
(5)

Consists of 709,968 shares held of record jointly by Mr. Hodnett, 32,898 held of record by Synovus as Trustee for Mr. Hodnett’s IRA/HR10 accounts, 90,000 held of record by the Roy and Anne Hodnett Family Trust, and 14,728 held of record by Synovus as Trustee for Mr. Hodnett’s spouse’s IRA.

(6)	Does not include an aggregate of 240,000 shares subject to presently exercisable options because the exercise price of the options is materially higher than the transaction price.

INTEREST OF CERTAIN PERSONS IN THE MERGER

Interests of executive officers and directors of First Georgia in the proposed merger are discussed above under the heading “Details of the Proposed Merger–Interest of Management in the Transaction,” at page 17.

LEGAL MATTERS

 Kilpatrick Stockton LLP, counsel to United, has provided an opinion as to the legality of the United common stock to be issued in connection with the merger and the income tax consequences of the merger.  As of the date of this proxy statement/prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 10,224 shares of United common stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore LLP, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

The financial statements of First Georgia Holding, Inc. and subsidiary, as of September 30, 2002 and 2001, and for each of the three years in the period ended September 30, 2002 included and incorporated by reference in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included and incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS

Management of First Georgia knows of no other matters which may be brought before the special shareholders’ meeting.  If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

WHERE YOU CAN FIND MORE INFORMATION

United and First Georgia are subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549.  You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330.  The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

United has filed a registration statement on Form S-4 to register the United common stock to be issued to the First Georgia shareholders in the merger.  This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of United in addition to being a proxy statement of First Georgia for the special meeting of First Georgia shareholders to be held on March __, 2003, as described herein.  As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.  This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This document incorporates important business and financial information about United and First Georgia which is not included in or delivered with this proxy statement/prospectus.  The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus:

  United’s Form 10-K for the fiscal year ended December 31, 2001;
  United’s Form 10-Q for the quarter ended March 31, 2002;
  United’s Form 10-Q for the quarter ended June 30, 2002;
  United’s Form 10-Q for the quarter ended September 30, 2002;
  United’s Proxy Statement for the 2002 Annual Meeting;
  All other reports filed by United pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2001 and prior to the date the merger is completed; and
  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

The following documents previously filed by First Georgia under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus.

  First Georgia’s 10-KSB for the fiscal year ended September 30, 2002;
  All other reports filed by First Georgia pursuant to Sections 13(a) or 15(d) of the Exchange Act since September 30, 2002 and prior to the date the merger is completed; and
  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

Documents incorporated by reference are available from United without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in this proxy statement/prospectus.  First Georgia shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from G. F. Coolidge III, Secretary, First Georgia Holding, Inc., at 1703 Gloucester Street, Brunswick, Georgia 31521; telephone number (912) 267-7283.  If you would like to request documents, please do so by _________, 2003 to receive them before the special shareholders meeting.

A copy of First Georgia’s Form 10-KSB for the fiscal year ended September 30, 2002 accompanies this proxy statement/proxy.

All information concerning United and its subsidiaries has been furnished by United, and all information concerning First Georgia and its subsidiaries has been furnished by First Georgia.  First Georgia shareholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making a decision to vote on the merger.  No person has been authorized to provide First Georgia shareholders with information that is different from that contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated _______ __, 2003.  You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.  Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or First Georgia since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements made in this proxy statement/prospectus (and in other documents to which it refers) are “forward-looking statements.”  When used in this document, the words “anticipate,” “believe,” “estimate,” and similar expressions generally identify forward-looking statements.  These statements are based on the beliefs, assumptions, and expectations of United’s and First Georgia’s management, and on information currently available to those members of management.  They are expressions based on historical fact, but do not guarantee future performance.  Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger.  Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

  economic conditions (both generally, and more specifically in the markets where United and First Georgia operate);
  competition from other companies that provide financial services similar to those offered by United and First Georgia;
  government regulation and legislation;
  changes in interest rates;
  unexpected changes in the financial stability and liquidity of United’s and First Georgia’s credit customers;
  combining the businesses of United and First Georgia may cost more or take longer than expected;
  integrating the businesses and technologies of United and First Georgia may be more difficult than expected;
  retaining key personnel of United and First Georgia may be more difficult than expected;
  revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;
  expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and
  technological changes may increase competitive pressures and increase costs.

We believe these forward-looking statements are reasonable.  You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

 THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of this 22nd day of January, 2003, by and between FIRST GEORGIA HOLDING, INC., a Georgia business corporation (hereinafter “First Georgia” and, unless the context otherwise requires, the term “First Georgia” shall include First Georgia Holding, Inc. and First Georgia Bank, a Georgia bank) and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter “United ” and, unless the context otherwise requires, the term “United” shall include its subsidiaries).

R E C I T A L S:

WHEREAS, the respective boards of directors of First Georgia and United deem it advisable and in the best interests of each such entity and their respective shareholders that First Georgia merge with United (the “Merger”), with United being the surviving corporation and with each of the issued and outstanding shares of common stock, $1.00 par value per share, of First Georgia (“First Georgia Stock”) being converted into 0.1519 shares of the authorized common stock, $1.00 par value per share, of United (“United Stock”) and $1.65 in cash, all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the “Merger Agreement”);

WHEREAS, the respective boards of directors of First Georgia and United deem it advisable and in the best interests of each such entity and their respective shareholders that First Georgia Bank merge with United’s Georgia banking subsidiary, United Community Bank (“UCB Georgia”), with UCB Georgia being the surviving bank (the “Bank Merger”), all upon the terms hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit B and incorporated herein by reference (the “Bank Merger Agreement”); and

WHEREAS, the boards of directors of the respective entities believe that the merger of First Georgia and United and their subsidiary banks and the synergies produced thereby will enhance and strengthen the franchises and future prospects of both companies and banks;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

The transactions contemplated herein shall be consummated (the “Closing”) at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the “Closing Date”), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

Pursuant to the terms and conditions provided herein, on the Closing Date First Georgia shall be merged with and into United in accordance with and in the manner set forth in the Merger Agreement, and First Georgia Bank shall be merged with and into UCB Georgia in accordance with and in the manner set forth in the Bank Merger Agreement.  The surviving corporation following the Merger will operate under the articles of incorporation of United.  Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of First Georgia Stock:  (a) 1,177,282 shares of United Stock to be issued upon conversion of the shares of First Georgia Stock; and (b) $12,790,282 to make cash payments, and payments in lieu of the issuance of fractional shares as provided in the Merger Agreement, provided, however, that unless and until a holder of First Georgia Stock entitled to receive United Stock and cash payments pursuant to the Merger shall have surrendered his First Georgia Stock certificate(s) or unless otherwise required by law, the holder of such certificate(s) shall not have any right to receive payment of any dividends or other distributions on the shares of United Stock or receive any notices sent by United to its shareholders or to vote such shares.  If any First Georgia Stock certificate shall have been lost, stolen or destroyed, United may, in its reasonable discretion and as a condition precedent to the issuance of any United Stock or cash payment, require the owner of such lost, stolen or destroyed First Georgia Stock certificate to provide a bond and an appropriate affidavit and indemnity agreement (reasonably satisfactory to United) as indemnification against any claim that may be made against United with respect to such First Georgia Stock certificate.

ARTICLE III

OTHER AGREEMENTS

3.1          Registration of United Stock.  United agrees to file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable a registration statement (the “United Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of First Georgia pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date.  United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger.  First Georgia agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of First Georgia, together with the audited financial statements of First Georgia, all as and to the extent required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement.  The United Registration Statement shall not cover resales of United Stock by any of the shareholders of First Georgia, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

3.2          Meeting of Shareholders of First Georgia.  First Georgia shall call a special meeting of its shareholders (the “Special Meeting”) to be held not more than thirty (30) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval.  In connection with the Special Meeting, United and First Georgia shall prepare and submit to the First Georgia shareholders a notice of meeting, proxy statement and proxy (the “First Georgia Proxy Materials”), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

3.3          Absence of Brokers.  Except for Leonard R. Robinett, Jr., who has provided consulting services to First Georgia, and Sandler, O’Neill & Partners, L.P., who has provided financial advisory services to United, each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby.  Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

3.4          Access to Properties, Books, Etc.  Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations.  Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist the other party in making any such investigation.  During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made.  No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

3.5          Confidentiality.  Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential.  Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that:  (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the United Registration Statement; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement.  If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement.  The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

3.6          Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

3.7          Expenses.  All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby (the “United Expenses”), shall be paid by United.  All expenses incurred by First Georgia in connection with the authorization, preparation, execution and performance of this Agreement, the Merger Agreement and the Bank Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants, shall be paid by First Georgia.  The cost of reproducing and mailing the First Georgia Proxy Materials shall be shared by the parties, with each party paying fifty percent (50%).

3.8          Preservation of Goodwill.  Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

3.9          Approvals and Consents.  Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement, the Merger Agreement and the Bank Merger Agreement.

3.10          Agreement by First Georgia Executive Officers and Directors.  Each of the directors and executive officers of First Georgia will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit C, pursuant to which each of them agrees:  (a) to recommend, subject to their fiduciary duty, to First Georgia shareholders approval of the Merger; (b) to vote the capital stock of First Georgia owned or controlled by them in favor of the Merger; and (c) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

3.11          Press Releases.  Prior to the Effective Date, First Georgia and United shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however,that nothing in this Section 3.11 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

3.12          Employee Benefits and Contracts.  Following the Effective Date, United shall provide generally to officers and employees of First Georgia who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers and employees.  For purposes of eligibility to participate and any vesting determinations in connection with the provision of any such employee benefits, service with First Georgia prior to the Effective Date shall be counted.  Except for that certain Change in Control Agreement, dated as of November 18, 2002, between First Georgia and Henry S. Bishop, which shall be terminated prior to closing pursuant to Section 7.9 hereof, United shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the First Georgia Disclosure Memorandum between First Georgia and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by United by reason of this Section 3.12.  If, during the calendar year in which falls the Effective Date, United shall terminate any “group health plan”, within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more First Georgia employees participated immediately prior to the Effective Date (a “First Georgia Plan”), United shall cause any successor group health plan to waive any underwriting requirements; to give credit for any such First Georgia employee’s participation in the First Georgia Plan prior to the Effective Date for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such First Georgia employee under a First Georgia Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan.  United also shall be considered a successor employer for and shall provide to “qualified beneficiaries”, determined immediately prior to the Effective Date, under any First Georgia Plan appropriate “continuation coverage” (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the First Georgia Plan or any successor group health plan maintained by United.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIRST GEORGIA

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, First Georgia represents, warrants, covenants and agrees as follows:

4.1          First Georgia Disclosure Memorandum.  By January 24, 2003, First Georgia will deliver to United a memorandum (the “First Georgia Disclosure Memorandum”) containing certain information regarding First Georgia as indicated at various places in this Agreement.  All information set forth in the First Georgia Disclosure Memorandum or in documents incorporated by reference in the First Georgia Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of First Georgia under this Article IV.  The information contained in the First Georgia Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable.  All information in each of the documents and other writings furnished to United pursuant to this Agreement or the First Georgia Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading.  First Georgia shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the First Georgia Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing.  First Georgia agrees that upon receipt of the First Georgia Disclosure Memorandum, United shall have until January 31, 2003 to review the First Georgia Disclosure Memorandum and to terminate this Agreement if in good faith United reasonably believes that proceeding with the Merger or Bank Merger in light of the content of such memorandum would be materially detrimental to United.  United shall not terminate this Agreement pursuant to this Section 4.1 if its Chief Executive Officer or Chief Financial Officer was actually aware of the significance of information contained in the First Georgia Disclosure Memorandum prior to the date hereof which it subsequently claims would cause proceeding with the Merger or Bank Merger to be materially detrimental to United.

4.2          Corporate and Financial.

4.2.1          Authority.  Subject to the required regulatory approvals, as stated in Section 4.6.2, and the approval of First Georgia Shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to First Georgia, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of First Georgia; (b) violate any provision of the articles of incorporation or bylaws of First Georgia; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which First Georgia is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of First Georgia; or (d) constitute a violation of any order, judgment or decree to which First Georgia is a party, or by which First Georgia or any of its assets or properties are bound.  Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of First Georgia, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

4.2.2          Corporate Status.  First Georgia is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries other than First Georgia Bank.  First Georgia Bank is a bank duly organized, validly existing, and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries.  First Georgia and First Georgia Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

4.2.3          Capital Structure.    (a)  First Georgia has authorized capital stock consisting solely of 10,000,000 shares of common stock, par value $1.00 per share, of which 7,751,712shares are issued and outstanding as of the date hereof and 305,000 shares are reserved for issuance upon exercise of outstanding options (the “First Georgia Stock Options”).  First Georgia Bank has authorized capital stock consisting solely of 1,000,000 shares of common stock, par value $5.00 per share (“First Georgia Bank Stock”), of which 879,436 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of First Georgia Stock and First Georgia Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws.  No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of First Georgia Stock or First Georgia Bank Stock previously issued.  None of the shares of First Georgia Stock or First Georgia Bank Stock has been issued in violation of any preemptive or other rights of its respective shareholders.  All of the issued and outstanding shares of First Georgia Bank Stock are owned by First Georgia.

(b)          Except for the First Georgia Stock Options, First Georgia does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of First Georgia, or any other securities or debt, of First Georgia, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  First Georgia is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)          There is no agreement, arrangement or understanding to which First Georgia is a party restricting or otherwise relating to the transfer of any shares of capital stock of First Georgia.

(d)          All shares of common stock or other capital stock, or any other securities or debt, of First Georgia, which have been purchased or redeemed by First Georgia have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of First Georgia.

4.2.4          Corporate Records.   The stock records and minute books of First Georgia, whether heretofore or hereafter furnished or made available to United by First Georgia: (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock; (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of First Georgia; (c) correctly show all corporate action taken by the directors and shareholders of First Georgia (including actions taken by consent without a meeting); and (d) contain true and correct copies or originals of the respective articles of incorporation and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders.  No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books.  All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

4.2.5          Tax Returns; Taxes.  (a)  First Georgia has duly filed:  (i) all required federal and state tax returns and reports; and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations.  Such returns or reports are, and when filed will be, true, complete and correct, and First Georgia has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports.  All federal, state and local taxes and other governmental charges paid or payable by First Georgia have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.  Adequate reserves for the payment of taxes have been established on the books of First Georgia for all periods through the date hereof, whether or not due and payable and whether or not disputed.  Until the Closing Date, First Georgia shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods.  First Georgia has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of First Georgia, there is no threatened claim against First Georgia or any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 2002 First Georgia Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto.  There are no waivers or agreements by First Georgia for the extension of time for the assessment of any taxes.

  The federal income tax returns of First Georgia have not been examined by the Internal Revenue Service for any period since December 31, 1997 and no tax return is currently the subject of an audit.

(b)          Except as set forth in the First Georgia Disclosure Memorandum, proper and accurate amounts have been withheld by First Georgia from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by First Georgia for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

4.2.6        Financial Statements.  First Georgia has delivered to United true, correct and complete copies of the audited financial statements of First Georgia for the years ended September 30, 2002, 2001 and 2000 (the audited financial statements for the year ended September 30, 2002 being herein referred to as the “2002 First Georgia Financial Statements”).  All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of First Georgia as of the dates indicated therein and the results of its operations for the respective periods then ended.

4.2.7        Regulatory Reports.  First Georgia has made available to United for review and inspection the year-end Report of Condition and year-end Report of Income and Dividends as filed by First Georgia Bank with the Federal Deposit Insurance Corporation (the “FDIC”) or the Office of Thrift Supervision (the “OTS”), as applicable, for each of the three years ended December 31, 2001, 2000 and 1999, together with all such other reports filed for the same three-year period with the Georgia Department of Banking and Finance (the “Georgia Department”) or the OTS , as applicable, and other applicable regulatory agencies and the Form F.R. Y-6 filed by First Georgia with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for each of the three (3) years ended December 31, 2001, 2000, and 1999 (collectively, the “First Georgia Reports”).  All of the First Georgia Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

4.2.8          Accounts.  The First Georgia Disclosure Memorandum contains a list of each and every bank and other institution in which First Georgia maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

4.2.9          Notes and Obligations.  (a)  Except as set forth in the First Georgia Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by First Georgia or due to it shown in the 2002 First Georgia Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim.

Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date.  All such notes and obligations were entered into by First Georgia in the ordinary course of its business and in compliance with all applicable laws and regulations.

(b)          First Georgia has established a loss reserve in the 2002 First Georgia Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of First Georgia to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve.  Except as described in the First Georgia Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by First Georgia, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 2002 First Georgia Financial Statements, established on or before such date in good faith by First Georgia, in accordance with generally accepted accounting principles.

4.2.10          Liabilities.  First Georgia has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of First Georgia, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to:  (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes; (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety; (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by First Georgia or any other entity covering employees of First Georgia; or (d) environmental liabilities, except:  (i) those reflected in the 2002 First Georgia Financial Statements; and (ii) as disclosed in the First Georgia Disclosure Memorandum.

4.2.11          Absence of Changes.  Except as specifically provided for in this Agreement or specifically set forth in the First Georgia Disclosure Memorandum, since September 30, 2002:

(a)          there has been no change in the business, assets, liabilities, results of operations or financial condition of First Georgia, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which may have, a material adverse effect on such businesses or properties;

(b)          there has been no material damage, destruction or loss to the assets, properties or business of First Georgia, whether or not covered by insurance, which has had, or which may have, an adverse effect thereon;

(c)          the business of First Georgia has been operated in the ordinary course, and not otherwise;

(d)          the properties and assets of First Georgia used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)          the books, accounts and records of First Georgia have been maintained in the usual, regular and ordinary manner;

(f)          there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of First Georgia;

(g)          there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by First Georgia to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of First Georgia earning less than $35,000 per annum (“general increase” for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

(h)          there has been no change in the articles of incorporation or bylaws of First Georgia or First Georgia Bank;

(i)          there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of First Georgia, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving First Georgia, or affecting its operations;

(j)          there has been no issuance, sale, repurchase, acquisition, or redemption by First Georgia of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)            there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of First Georgia or assumed by it with respect to any asset or assets;

(l)            there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by First Georgia which would be required to be reflected on a balance sheet of First Georgia prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

(m)          no obligation or liability of First Georgia has been discharged or satisfied, other than in the ordinary course of business;

(n)          there have been no sales, transfers or other dispositions of any asset or assets of First Georgia, other than sales in the ordinary course of business; and

(o)          there has been no amendment, termination or waiver of any right of First Georgia under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

4.2.12          Litigation and Proceedings.  Except as set forth on the First Georgia Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of First Georgia, threatened against, by or affecting First Georgia, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of First Georgia or relating to the business or affairs of First Georgia, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does First Georgia have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

4.2.13          Proxy Materials.  Neither the First Georgia Proxy Materials nor other materials furnished by First Georgia to the First Georgia shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of First Georgia Stock and through the acquisition of shares of First Georgia Stock by United pursuant to the Merger, contain with respect to First Georgia any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.2.14          Disclosure Reports.  First Georgia has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and has delivered to United copies of:

(a)          its Annual Report on Form 10-K for its fiscal year ended September 30, 2002 (and those portions of its 2002 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act; and

(b)          the Proxy Statement for its Annual Meeting of Shareholders to be held on January 21, 2003, filed pursuant to Section 14 of the Act.

The report and proxy statement noted above include all of the annual and periodic reports and proxy statements required to be filed by First Georgia with the Securities and Exchange Commission since September 30, 2002, and are herein collectively referred to as the “First Georgia SEC Reports”.  The First Georgia SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of First Georgia in accordance with the requirements of the applicable report forms of the SEC.  As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the First Georgia SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements contained in the First Georgia SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of First Georgia as of the dates thereof and the results of operations for the periods covered thereby.

4.2.15          No Material Adverse Change.  Since the date of its latest published financial statements included in the First Georgia SEC Reports, there has not been any change in the condition of First Georgia, any contracts entered into by First Georgia, or other changes in the operations of First Georgia which, in any case, would have a material adverse effect on First Georgia on a consolidated basis taken as a whole.

4.3          Business Operations.

4.3.1          Customers.  There are no presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in First Georgia’s inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the First Georgia Disclosure Memorandum.

4.3.2          Permits; Compliance with Law.  (a)  First Georgia has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for First Georgia to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of First Georgia, threatened.

(b)          First Georgia has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on First Georgia.  The First Georgia Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of First Georgia, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission.  No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of First Georgia to conduct its business.

(c)          Except as set forth in the First Georgia Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of First Georgia to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor is any such notice or warning proposed or, to the knowledge of First Georgia, threatened.

4.3.3          Environmental.  (a)  Except as set forth in the First Georgia Disclosure Memorandum, First Georgia:

(i)          has not caused or permitted, and no claim exists regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by First Georgia or adjacent to any properties so owned or leased; and

(ii)          has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by First Georgia.

(b)          Except as set forth in the First Georgia Disclosure Memorandum, neither First Georgia nor any of its officers, directors, employees or agents, in the course of such individual’s employment by First Georgia, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor has First Georgia foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

(c)          Except as set forth in the First Georgia Disclosure Memorandum, neither First Georgia, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which First Georgia holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(d)          The term “Hazardous Material” means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of “hazardous substances” under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, “hazardous wastes” within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials.  However, the term “Hazardous Material” shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

4.3.4          Insurance.  The First Georgia Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, First Georgia or through First Georgia for any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds.  All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received.  Except as set forth in the First Georgia Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of First Georgia and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary.  First Georgia will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date.  First Georgia has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since its inception with respect to the business and affairs of First Georgia.

4.4          Properties and Assets.

4.4.1          Contracts and Commitments.  The First Georgia Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments (other than loans, loan commitments and deposits made by or with First Georgia in the ordinary course of business), to which First Georgia is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days.  Each such contract, agreement, guaranty and commitment of First Georgia is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination.  First Georgia has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments.  A true and complete copy of each such document has been or will be made available to United for examination.

4.4.2          Licenses; Intellectual Property.  First Georgia has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the First Georgia Disclosure Memorandum, First Georgia is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by First Georgia or presently expected to be used by it in the future.  All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by First Georgia, are listed in the First Georgia Disclosure Memorandum.  First Georgia has complied with all applicable laws relating to the filing or registration of “fictitious names” or trade names.

4.4.3          Personal Property.  First Georgia has good and marketable title to all of its personalty, tangible and intangible, reflected in the 2002 First Georgia Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except:  (a) those referred to in the notes to the 2002 First Georgia Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of First Georgia, is claimed to exist); (b) those described in the First Georgia Disclosure Memorandum; and (c) liens for taxes not due and payable.

4.4.4          First Georgia Leases.  (a)  All leases (the “First Georgia Leases”) pursuant to which First Georgia is lessor or lessee of any real or personal property (such property, the “Leased Property”) are valid and enforceable in accordance with their terms; there is not under any of the First Georgia Leases any default or any claimed default by First Georgia, or event of default or event which with notice or lapse of time, or both, would constitute a default by First Georgia and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

(b)          The copies of the First Georgia Leases heretofore or hereafter furnished or made available by First Georgia to United are true, correct and complete, and the First Georgia Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(c)          Except as set forth in the First Georgia Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for First Georgia to enter into new leases of real property or to renew or amend existing First Georgia Leases prior to the Closing Date.

4.4.5          Real Property.  (a)  First Georgia does not own any interest in any real property (other than as lessee) except as set forth in the First Georgia Disclosure Memorandum (such properties being referred to herein as “First Georgia Realty”).  Except as disclosed in the First Georgia Disclosure Memorandum, First Georgia has good title to the First Georgia Realty and the titles to the First Georgia Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the First Georgia Disclosure Memorandum.  First Georgia has not encumbered the First Georgia Realty since the effective dates of the respective title insurance policies.

(b)          Except as set forth in the First Georgia Disclosure Memorandum, the interests of First Georgia in the First Georgia Realty and in and under each of the First Georgia Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of First Georgia, threatened action at law or in equity.

(c)          The present and past use and operations of, and improvements upon, the First Georgia Realty and all real properties included in the Leased Properties (the “First Georgia Leased Real Properties”) are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and there are no proposed changes therein that would affect the First Georgia Realty, the First Georgia Leased Real Properties or their uses.

(d)          Except as set forth in the First Georgia Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, First Georgia with respect to any Lease pursuant to which it is lessor or lessee.

(e)          First Georgia is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the First Georgia Realty or the First Georgia Leased Real Properties which may adversely affect the First Georgia Realty or the First Georgia Leased Real Properties or the current or currently contemplated use thereof.

(f)          The buildings and structures owned, leased or used by First Georgia are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of First Georgia.

4.5          Employees and Benefits.

4.5.1          Directors or Officers of Other Corporations.  Except as set forth in the First Georgia Disclosure Memorandum, no director, officer, or employee of First Georgia serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of First Georgia or any of its subsidiaries.

4.5.2          Employee Benefits.  (a)  Except as set forth in the First Georgia Disclosure Memorandum, First Georgia does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

(b)          The First Georgia Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) sponsored by First Georgia (collectively, “ERISA Plans”).  True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

(c)          First Georgia is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA.  First Georgia does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)          Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (“Code”), and the regulations issued under ERISA and the Code.  With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of First Georgia, threatened involving such ERISA Plan or any of its fiduciaries.  With respect to each ERISA Plan, neither First Georgia nor any of its directors, officers, employees or agents, nor, to First Georgia’s knowledge, any “party in interest” or “disqualified person” (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.  Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

(e)          Of the ERISA Plans, the “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (collectively, the “Employee Pension Benefit Plans”) are separately identified on the First Georgia Disclosure Memorandum.  With respect to each Employee Pension Benefit Plan, except as set forth on the First Georgia Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

(f)          As of the Closing Date, with respect to each ERISA Plan, First Georgia will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of First Georgia representing a projection of claims expected to be incurred under such ERISA Plan.

(g)          Except as disclosed on the First Georgia Disclosure Memorandum, First Georgia does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of First Georgia beyond their retirement or other termination of service with

First Georgia other than:  (i) coverage mandated by applicable Law; (ii) benefits under the Employee Pension Benefit Plans; or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

(h)          Neither this Agreement nor any transaction contemplated hereby will:  (i) entitle any current or former employee, officer or director of First Georgia to severance pay, unemployment compensation or any similar or other payment; or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

4.5.3          Labor-Related Matters.  Except as described in the First Georgia Disclosure Memorandum, First Georgia is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, First Georgia.  First Georgia has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees.  First Georgia has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees.  There are no unfair labor practice charges pending or threatened against First Georgia, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, First Georgia with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by First Georgia as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

4.5.4          Related Party Transactions.  Except for:  (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by First Georgia with other persons who are not affiliated with First Georgia, and which do not involve more than the normal risk of repayment or present other unfavorable features; (b) deposits, all of which are on terms and conditions identical to those made available to all customers of First Georgia at the time such deposits were entered into; and (c) transactions specifically described in the First Georgia Disclosure Memorandum, there are no contracts with or commitments to present or former five percent (5%) or greater shareholders, directors, officers, or employees involving the expenditure of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of First Georgia).

4.6          Other Matters.

4.6.1          Regulatory Reports.  First Georgia will make available to United for review and inspection all applications, reports or other documents filed by it or First Georgia

Bank for each of its past three full fiscal years with any regulatory or governmental agencies.  All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

4.6.2          Approvals, Consents and Filings.  Except for the approval of the Federal Reserve, the Georgia Department and the FDIC, or as set forth in the First Georgia Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will:  (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to First Georgia, or any of First Georgia’s assets.

4.6.3          Default.  (a)  Except for those consents described in or set forth pursuant to Section 4.6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)          constitutes a breach of or default under any contract or commitment to which First Georgia is a party or by which First Georgia or its properties or assets are bound;

(ii)          does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of First Georgia; or

(iii)          constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of First Georgia.

(b)          First Georgia is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which First Georgia is a party or by which it or any of its property is bound.

4.6.4          Representations and Warranties.  No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of First Georgia pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF FIRST GEORGIA PENDING CLOSING

Except as expressly otherwise provided herein, First Georgia covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

5.1          Conduct of Business.  First Georgia will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

5.2          Maintenance of Properties.  First Georgia will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

.5.3          Insurance.  First Georgia will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

5.4          Capital Structure.  No change will be made in the authorized or issued capital stock or other securities of First Georgia, and First Georgia will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of First Georgia.

5.5          Dividends.  No dividend, distribution or payment will be declared or made in respect to the First Georgia Stock other than its regular semi-annual dividend of $0.05 per share and First Georgia will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

5.6          Amendment of Articles of Incorporation or Bylaws; Corporate Existence.  First Georgia will not amend its articles of incorporation or bylaws, and First Georgia will maintain its corporate existence and powers.

5.7          No Acquisitions.  First Georgia shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

5.8          No Dispositions.  First Georgia will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and First Georgia will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

5.9          Banking Arrangements.  No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

5.10          Contracts.  First Georgia shall not, without the express written consent of United, enter into or renew any contract of the kind described in Section 4.4.1 hereof.

5.11          Books and Records.  The books and records of First Georgia will be maintained in the usual, regular and ordinary course.

5.12          Advice of Changes.  First Georgia shall promptly advise United orally and in writing of any change or event having, or which could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of First Georgia.

5.13          Reports.  First Georgia shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

5.14            No Severance or Termination Payments.  First Georgia shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan; provided, however, that for the purposes of complying with Sections 7.9 or 7.10, First Georgia may make the payments to Henry S. Bishop set forth in the First Georgia Disclosure Memorandum.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

As an inducement to First Georgia to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

6.1          Corporate Status.  United is a business corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries that are material to United other than UCB Georgia and United Community Bank of North Carolina.  UCB Georgia is a bank duly organized, validly existing, and in good standing under the laws of the State of Georgia.  United and UCB Georgia are entitled to own or lease its properties and to carry on its business in the places where such properties are now owned, leased or operated and such business is now conducted.

6.2          Authority.  Subject to the required regulatory approvals, as stated in Section 4.6.2, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both:

(a)          violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United;

(b)          violate any provision of the articles of incorporation or bylaws of United;

(c)          conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or

(d)          constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound.

Assuming this Agreement constitutes the valid and binding obligation of First Georgia, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

6.3          Capital Structure.  (a)  As of the date of this Agreement, United has authorized capital stock consisting solely of 50,000,000 shares of common stock, par value $1.00 per share, of which 21,263,272 shares are issued and outstanding as of the date hereof, 542,652 are issued and held as treasury shares, 280,000 shares are reserved for issuance upon conversion of United’s prime plus one-quarter percent (¼%) Convertible Subordinated Debentures due December 31, 2006 (the “2006 Debentures”) and 1,512,005 shares are reserved for issuance upon the exercise of outstanding options (the “United Stock Options”), and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which 172,600 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding shares of United Stock are duly and validly issued, fully paid and nonassessable and were offered, issued and sold in compliance with all applicable federal or state securities laws.  No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock previously issued.  None of the shares of United Stock have been issued in violation of the preemptive or other rights of its shareholders.

(b)          Except for the 2006 Debentures and the United Stock Options, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock or Preferred Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.  United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

(c)          All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

6.4          Financial Statements.  United has delivered to First Georgia true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2001, 2000, and 1999, and the unaudited financial statements of United for the nine (9) month period ended September 30, 2002, including balance sheets, statements of income, statements of shareholders’ equity, statements of cash flows and related notes (the unaudited financial statements for the nine (9) months ended September 30, 2002 being referred to as the “2002 United Financial Statements”).  All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods then ended.

6.5          Permits; Compliance with Law.  (a)  United has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for United to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of United, threatened.

(b)          United has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on United.

6.6          Default.  (a)  Except for those consents described in or set forth pursuant to Section 6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein:

(i)          constitutes a breach of or default under any contract or commitment to which United is a party or by which United or its properties or assets are bound;

(ii)          does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of United; or

(iii)          constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of United.

(b)          No default exists under United’s articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement, or of any other contract or instrument to which United is a party or by which it or any of its property is bound, which would have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

6.7          Disclosure Reports.  United has a class of securities registered pursuant to Section 12(g) of the 1934 Act, and has delivered to First Georgia copies of:

(a)          its Annual Report on Form 10-K for its fiscal year ended December 31, 2001 (and those portions of its 2001 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

(b)          the Proxy Statement for its Annual Meeting of Shareholders held on April 25, 2002, filed pursuant to Section 14 of the Act; and

(c)          its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed pursuant to Section 13 of the Act.

The report, proxy statement and quarterly reports noted above include all of the annual and periodic reports and proxy statements required to be filed by United with the Securities and Exchange Commission since December 31, 2001, and are herein collectively referred to as the “United SEC Reports”.  The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms of the SEC.  As of the respective dates of filing (or, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such amended or superceded filing), none of the United SEC Reports contained any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements contained in the United SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of United as of the dates thereof and the results of operations for the periods covered thereby.

6.8          No Material Adverse Change.  Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United, any contracts entered into by United, or other changes in the operations of United which, in any case, would have a material adverse effect on United on a consolidated basis taken as a whole.

6.9          Representations and Warranties.  No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading.  Copies of all documents that have been or will be furnished to First Georgia in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

7.1          Veracity of Representations and Warranties.  The representations and warranties of First Georgia contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

7.2          Performance of Agreements.  First Georgia shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3          Certificates, Resolutions, Opinion.  First Georgia shall have delivered to United:

(a)          a certificate executed by the President and Secretary of First Georgia, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)          duly adopted resolutions of the Board of Directors and shareholders of First Georgia certified by the Secretary thereof, dated the Closing Date:  (i) authorizing and approving the execution of this Agreement (with respect to the directors of First Georgia) and the Merger Agreement (with respect to the directors and shareholders of First Georgia) and the consummation of the transactions contemplated herein and therein in accordance with their respective terms; and (ii) authorizing all other necessary and proper corporate action to enable First Georgia to comply with the terms hereof and thereof;

(c)          certificates of the valid existence of First Georgia and First Georgia Bank under the laws of Georgia, executed by the Secretary of State and the Georgia Department, and dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that First Georgia has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Powell, Goldstein, Frazer & Murphy LLP, counsel for First Georgia, dated the Closing Date, in the form attached hereto as Exhibit D.

7.4          Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of the First Georgia Stock.

7.5          Regulatory Approvals.  United shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the Georgia Department and the FDIC, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

7.6          Effective Registration Statement.  The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

7.7          Certificate of Merger.  The Secretary of State of the State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the

Georgia Business Corporation Code, and with regard to the Bank Merger, in accordance with the provisions of the Financial Institutions Code of Georgia.

7.8          Accountants’ Letter.  United shall have received a letter from Deloitte & Touche LLP, dated the Closing Date, to the effect that:  At the request of First Georgia they have carried out procedures to a specified date not more than five (5) business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of First Georgia, as follows:

(a)          read the unaudited balance sheets, statements of income, statements of cash flows and statements of comprehensive income of First Georgia from September 30, 2002 through the date of the most recent monthly financial statements available in the ordinary course of business;

(b)          read the minutes of the meetings of shareholders and Board of Directors of First Georgia from September 30, 2002 to said date not more than five (5) business days prior to the Closing Date; and

(c)          consulted with certain officers and employees of First Georgia responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that:

(i)          such unaudited interim balance sheets and statements of income are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the 2002 First Georgia Financial Statements;

(ii)          as of said date not more than five (5) business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of First Georgia, in each case as compared with the amounts shown in the 2002 First Georgia Financial Statements, are not different except as set forth in such letter, or

(iii)          for the period from September 30, 2002 to said date not more than five (5) business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income and net income of First Georgia, as compared with the corresponding portion of the preceding twelve (12) month period, are not different except as set forth in such letter.

7.9          Termination of Change in Control Agreement.  United shall have received evidence of the buyout and termination of that certain Change in Control Agreement, dated as of November 18, 2002, between First Georgia and Henry S. Bishop, in form and content satisfactory to United.

7.10          Settlement Agreement.  Henry S. Bishop shall have executed a settlement agreement, whereby he releases any and all claims against the parties hereto, in form and content satisfactory to United.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF FIRST GEORGIA

All of the obligations of First Georgia under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

8.1          Veracity of Representations and Warranties.  The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

8.2          Performance of Agreements.  United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3          Certificates, Resolutions, Opinion.  United shall have delivered to First Georgia:

(a)          a certificate executed by the President and Secretary of United, dated the Closing Date, certifying in such detail as First Georgia may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)          duly adopted resolutions of the board of directors of United, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

(c)          a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit E.

8.4          Shareholder Approval.  The Merger Agreement shall have been approved by the vote of the holders of at least a majority of First Georgia Stock.

8.5          Regulatory Approvals.  Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve, the Georgia Department and the FDIC shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.6          Effective Registration Statement.  The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

8.7          Tax Opinion.  First Georgia shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to First Georgia, to the effect that:

(a)         The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

(b)         No gain or loss will be recognized by holders of First Georgia Stock upon the exchange of such stock solely for United Stock as a result of the Merger;

(c)         Gain or loss will be recognized pursuant to Section 302 of the Code by holders of First Georgia Stock upon their receipt of cash, including cash (i) as a result of the cash payment, (ii) in lieu of fractional shares of United Stock, and (iii) upon their exercise of dissenters’ rights;

(d)         No gain or loss will be recognized by First Georgia as a result of the Merger;

(e)         The aggregate tax basis of United Stock received by shareholders of First Georgia pursuant to the Merger will be the same as the tax basis of the shares of First Georgia Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United; and

(f)          The holding period of the shares of United Stock received by the shareholders of First Georgia will include the holding period of the shares of First Georgia Stock exchanged therefor, provided that the stock of First Georgia is held as a capital asset on the date of the consummation of the Merger.

8.8          Certificate of Merger.  The Secretary of State of the State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code, and with regard to the Bank Merger, in accordance with the provisions of the Financial Institutions Code of Georgia.

8.9          Settlement Agreement.  Henry S. Bishop shall have executed a settlement agreement, whereby he releases any and all claims against the parties hereto, in form and content satisfactory to United.

8.10          Termination of Change in Control Agreement.  United shall have received evidence of the buyout and termination of that certain Change in Control Agreement, dated as of November 18, 2002, between First Georgia and Henry S. Bishop, in form and content satisfactory to United.

8.11            Fairness Opinion.  First Georgia has received an opinion from The Carson Medlin Company that the consideration to be received by the First Georgia shareholders in connection with the Merger is fair from a financial point of view, which opinion shall have been updated and reconfirmed within five (5) business days prior to the date of the mailing of the First Georgia Proxy Materials for the Special Meeting.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

9.1          Warranties.  All statements contained in any certificate or other instrument delivered by or on behalf of First Georgia or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them.  Unless the context otherwise requires, the representations and warranties required of First Georgia shall be required to be made, and shall be considered made, on behalf of First Georgia and First Georgia Bank, and the representations and warranties required of United shall be required to be made, and shall be considered made, on behalf of United and its subsidiaries.

9.2          Survival of Representations.  All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)          the opinions of counsel referred to in Sections 7.3(e) and 8.3(e) of this Agreement;

(b)          any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(c)          the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

9.3          Notices.  All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below.  Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five (5) days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above.  Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

(a)	To First Georgia:	First Georgia Holding, Inc. 1703 Gloucester Street Brunswick, GA 31521 Attention: Henry S. Bishop Chairman and President Facsimile: (912) 264-2448
	With copies to:	James A. Bishop P.O. Box 2257 Brunswick, GA 31521-1396 Facsimile: (912) 264-5859
Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. Atlanta, GA 30303 Attention: Walter G. Moeling, IV Facsimile: (404) 572-6999
(b)	To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, GA 30512 Attention: Jimmy C. Tallent President Facsimile: (706) 745-1335
	With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, GA 30309-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555

9.4          Entire Agreement.  This Agreement and the Merger Agreement supersede all prior discussions and agreements between First Georgia and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between First Georgia and United with respect to the transactions contemplated herein and therein.

9.5          Waiver; Amendment.  Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by First Georgia, to waive or extend the time for the fulfillment by First Georgia of any or all of First Georgia’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  Prior to or on the Closing Date, First Georgia shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Georgia under this  Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.  This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE XTERMINATION

This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other except as provided in Section 10.9 and except that the provisions of Section 3.5 hereof shall survive the termination of this Agreement for any reason.

10.1          Material Adverse Change.

(a)          By United, if, after the date hereof, a material adverse change in the financial condition or business of First Georgia shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of First Georgia Stock, or if First Georgia shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

(b)          By First Georgia, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

10.2          Noncompliance.

(a)          By United, if the terms, covenants or conditions of this Agreement to be complied with or performed by First Georgia before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United.

(b)          By First Georgia, if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by First Georgia.

10.3          Failure to Disclose.

(a)          By United, if it learns of any fact or condition not disclosed in this Agreement, the First Georgia Disclosure Memorandum, or the 2002 First Georgia Financial Statements, which was required to be disclosed by First Georgia pursuant to the provisions of this Agreement with respect to the business, properties, assets or earnings of First Georgia which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof.

(b)          By First Georgia, if it learns of any fact or condition not disclosed in this Agreement or the 2002 United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of United which materially and adversely affect such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.4          Adverse Proceedings.  By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of First Georgia or United makes consummation of the transactions herein contemplated inadvisable.

10.5          Termination Date.  By either party, if the Closing Date shall not have occurred on or before June 30, 2003.

10.6          Dissenters.  By United, if the holders of more than five percent (5%) shares of the outstanding First Georgia Stock elect to exercise their statutory right to dissent from the Merger and demand payment in cash for the “fair value” of their shares.

10.7          Shareholders Vote.  By either party, if the Merger Agreement is not approved by the vote of the holders of First Georgia Stock as required by applicable law.

10.8          Environmental Liability of First Georgia.  By United, if it learns of any potential liability of First Georgia arising from noncompliance with any federal, state or local environmental law by First Georgia, or any potential liability of First Georgia arising from any environmental condition of the properties or assets of First Georgia, including any properties or assets in which First Georgia holds a security interest, which would have a material adverse effect on the financial condition of First Georgia or its ability to conduct it business.

10.9            Termination Fee.  (a)  If either party terminates this Agreement pursuant to Section 10.7 or if First Georgia terminates this Agreement, or otherwise causes the Merger to not occur, while a Competing Offer (as defined in (b) below) is outstanding or after such an offer has been accepted, then in such case, First Georgia shall pay, or cause to be paid to United, at the time of the termination or the act or inaction by First Georgia that otherwise causes the Merger to not occur, an amount equal to $1.5 million (the “Termination Fee”) plus an amount equal to the United Expenses.

(b)            “Competing Offer” means any inquiry, proposal or offer, whether in writing or otherwise, from anyone other than United to acquire beneficial ownership (as determined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of First Georgia or any of its subsidiaries or 15% or more of any class of equity securities of First Georgia or any of its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either First Georgia or any of its subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such party to acquire beneficial ownership of any material portion of the assets of, or 15% or more of the equity interest in either First Georgia of any of its subsidiaries.

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.  A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIII

GOVERNING LAW

The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, First Georgia and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: /s/ G. F. Coolidge, III Secretary	FIRST GEORGIA HOLDING, INC. By: /s/ Henry S. Bishop Henry S. Bishop Chairman and President

(CORPORATE SEAL) ATTEST: /s/ Thomas C. Gilliland Secretary	UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this _____ day of ______________, 2003, by and between UNITED COMMUNITY BANKS, INC., a Georgia corporation (“United”) and FIRST GEORGIA HOLDING, INC., a Georgia corporation (“First Georgia”, and together with United, the “Constituent Corporations”).

R E C I T A L S:

WHEREAS, the authorized capital stock of United consists of 50,000,000 shares of Common Stock, $1.00 par value per share (the “United Stock”), of which 21,263,272 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which 172,600 shares are issued and outstanding; and

WHEREAS, the authorized capital stock of First Georgia consists of 10,000,000 shares of Common Stock, $1.00 par value per share, of which 7,751,712 shares are issued and outstanding, and no shares are subject to currently outstanding options (the “First Georgia Stock”); and

WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that First Georgia merge with and into United, with United being the surviving corporation; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of First Georgia, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of First Georgia for their approval; and

WHEREAS, United has agreed to issue shares of United Stock which shareholders of First Georgia will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.            MERGER.

Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of Georgia), First Georgia (hereinafter sometimes referred to as the “Merged Corporation”) shall be merged with and into United (the “Merger”).  United shall be the surviving corporation

Exhibit A - Page 1

 (the “Surviving Corporation”) and shall continue under the name “United Community Banks, Inc.”  On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.            ACTIONS TO BE TAKEN.

The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in said laws, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.            EFFECTIVE DATE.

The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the certificate of merger in Georgia, relating hereto in the manner provided in the Georgia Business Corporation Code (the “Effective Date”).

4.           ARTICLES OF INCORPORATION AND BYLAWS OF THE
                             SURVIVING CORPORATION.

(a)            The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

(b)            Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.           MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL
                             STOCK; CAPITAL STRUCTURE OF THE SURVIVING
                            CORPORATION.

The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

(a)            In the Merger, the holders of First Georgia Stock shall receive, in exchange for their shares of First Georgia Stock, shares of United Stock and cash, and each share of First Georgia Stock outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be converted upon the Effective Date into fully paid and nonassessable shares of United Stock and cash as follows, subject to any adjustments occurring after the date hereof as contemplated by Section 5(c) below:

(1)          0.1519 shares of United Stock for each outstanding share of First Georgia Stock; and

(2)          $1.65 in cash, without interest, per share of First Georgia Stock.

Exhibit A - Page 2

(b)            If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of First Georgia Stock shall be proportionately adjusted.

(c)            No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest.  In lieu of any fractional interest, there shall be paid in cash, without interest, an amount (computed to the nearest cent) equal to such fraction multiplied by $25.35.

(d)            Upon the Effective Date, all rights with respect to First Georgia Stock pursuant to stock options (the “First Georgia Stock Options”) granted by First Georgia which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to United Stock, and United shall assume each First Georgia Stock Option in accordance with the terms of the stock option plan and the stock option agreement by which it is evidenced.  From and after the Effective Date, (i) each First Georgia Stock Option assumed by United may be exercised solely for shares of United Stock, (ii) the number of shares of United Stock subject to such First Georgia Stock Option shall be equal to the product of the number of shares of First Georgia Stock subject to such First Georgia Stock Option immediately prior to the Effective Date multiplied by 0.1519, and (iii) the per share exercise price under each such First Georgia Stock Option shall be adjusted by dividing the per share exercise price by 0.1519 and rounding down to the nearest cent.

(e)            As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of First Georgia Stock to be converted by such holder as above provided, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock and cash, to which such shareholder shall be entitled according to the terms of this Agreement.  Until such surrender, each such outstanding certificate which prior to the Effective Date represented First Georgia Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted by such holder as above provided, the right to receive cash by such holder as above provided, and the right to receive payment for fractional shares.

(f)            Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.            TERMINATION OF SEPARATE EXISTENCE.

Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the

Exhibit A - Page 3

Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.            FURTHER ASSIGNMENTS.

If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.            CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

(a)            Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of First Georgia Stock; and

(b)            All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the “Acquisition Agreement”) of even date herewith by and between First Georgia and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.            TERMINATION.

This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.            COUNTERPARTS; TITLE; HEADINGS.

Exhibit A - Page 4

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

            11.            AMENDMENTS; ADDITIONAL AGREEMENTS.

At any time before or after approval and adoption by the shareholders of First Georgia, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of First Georgia Stock shall be converted in the Merger pursuant to Section 5 hereof.

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

(CORPORATE SEAL) ATTEST: __________________________________ Secretary	UNITED COMMUNITY BANKS, INC. By:__________________________________ Jimmy C. Tallent President and Chief Executive Officer

(CORPORATE SEAL) ATTEST: __________________________________ Secretary	FIRST GEORGIA HOLDING, INC. By:__________________________________ Henry S. Bishop Chairman and President

Exhibit A - Page 5

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of this ___ day of ___________ 2003, by and between United Community Bank, a Georgia bank (“UCB Georgia”), and First Georgia Bank, a Georgia bank (“First Georgia Bank”, and together with United, the “Constituent Banks”).

R E C I T A L S:

WHEREAS, the authorized capital stock of First Georgia Bank consists of 1,000,000 shares of common stock, $5.00 par value per share, of which 879,436 shares are issued and outstanding (the “First Georgia Bank Stock”); and

WHEREAS, the authorized capital stock of UCB Georgia consists of 100,000 shares of common stock, $10.00 par value per share, of which 85,000 shares are issued and outstanding (the “United Stock”); and

WHEREAS, the respective Boards of Directors of the Constituent Banks deem it advisable and in the best interests of each such bank and its shareholders that First Georgia Bank merge with UCB Georgia, with UCB Georgia being the surviving bank; and

WHEREAS, the respective Boards of Directors of the Constituent Banks, by resolutions duly adopted, have unanimously approved and adopted this Agreement and directed that it be submitted to the sole shareholder of each of First Georgia Bank and UCB Georgia for their approval;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.            MERGER.

Pursuant to and with the effects provided in the applicable provisions of Article 2 of the Financial Institutions Code of Georgia, Chapter 1 of Title 7 of the Official Code of Georgia (the “Code”), First Georgia Bank (hereinafter sometimes referred to as the “Merged Bank”) shall be merged with and into UCB Georgia (the “Merger”).  UCB Georgia shall be the surviving bank (the “Surviving Bank”) and shall continue under the name “United Community Bank.”.  On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Bank shall cease and terminate.

Exhibit B - Page 1

2.            ACTIONS TO BE TAKEN.

The acts and things required to be done by the Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Constituent Banks and the filing of the articles of merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Banks with the assistance of counsel as soon as practicable.

3.            EFFECTIVE DATE.

The Merger shall be effective upon the approval of this Agreement by the shareholder of the Merged Bank and the filing of the articles of merger relating hereto in the manner provided in the Code (the “Effective Date”).

4.            ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING BANK.

(a)	The Articles of Incorporation of UCB Georgia, as heretofore amended, as in effect on the Effective Date shall be the Articles of Incorporation of the Surviving Bank.
(b)	Until altered, amended or repealed, as therein provided, the Bylaws of UCB Georgia as in effect on the Effective Date shall be the Bylaws of the Surviving Bank.

5.            DIRECTORS.

Upon the Merger contemplated herein becoming effective, the directors of the Surviving Bank shall be the individuals set forth on Attachment 1 hereto.  Said persons shall hold office until the next annual meeting of the shareholder of the Surviving Bank and until their successors are elected in accordance with the Bylaws of the Surviving Bank.  If on the Effective Date any vacancy shall exist on the Board of Directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the Bylaws of the Surviving Bank.

6.            CANCELLATION OF SHARES OF MERGED BANK; CAPITAL STRUCTURE OF THE SURVIVING BANK.

(a)	Upon the Effective Date, each share of First Georgia Bank Stock outstanding on the Effective Date shall be cancelled.
(b)	Upon the Effective Date, each share of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall remain outstanding.

7.            TERMINATION OF SEPARATE EXISTENCE.

Upon the Effective Date, the separate existence of the Merged Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action,

Exhibit B - Page 2

and all and every other interest of or belonging to or due to each of the Constituent Banks shall be taken and deemed to be transferred to and vested in the Surviving Bank without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Merger.  The Surviving Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Banks; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Banks may be prosecuted as if the Merger had not taken place, or the Surviving Bank may be substituted in its place, and any judgment rendered against either of the Constituent Banks may thenceforth be enforced against the Surviving Bank; and neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

8.            FURTHER ASSIGNMENTS.

If at any time the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said bank, according to the terms hereof, the title to any property or rights of the Merged Bank, the proper officers and directors of the Merged Bank shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Bank, and otherwise to carry out the purposes of this Agreement.

9.            CONDITION PRECEDENT TO CONSUMMATION OF THE MERGER.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of approval of this Agreement by the affirmative vote of the sole shareholders of each of UCB Georgia and First Georgia Bank.

10.            TERMINATION.

This Agreement may be terminated and the Merger abandoned at any time before or after adoption of this Agreement by the directors of either of the Constituent Banks, notwithstanding favorable action on the Merger by the shareholders of the Merged Bank, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Code.

11.            COUNTERPARTS; TITLE; HEADINGS.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

12.            AMENDMENTS; ADDITIONAL AGREEMENTS.

At any time before or after approval and adoption by the shareholder of First Georgia Bank, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of

Exhibit B - Page 3

Directors of the Constituent Banks to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of First Georgia Bank Stock shall be converted in the Merger pursuant to Section 6 hereof.

IN WITNESS WHEREOF, the Constituent Banks have each caused this Agreement to be executed on their respective behalfs and their respective bank seals to be affixed hereto as of the day and year first above written.

(BANK SEAL) ATTEST: Secretary	UNITED COMMUNITY BANK By: Name: Title:

(BANK SEAL) ATTEST: Secretary	FIRST GEORGIA BANK By: Name: Title:

Exhibit B - Page 4

ATTACHMENT 1

DIRECTORS

Billy M. Decker
Dr. G. David Gowder, III
Robert L. Head, Jr.
Charles E. Hill
Jack C. Lance, Sr.
W.C. Nelson, Jr.
Paul B. Owenby
Jimmy C. Tallent
Andrew M. Williams, III

Exhibit B - Attachment 1

EXHIBIT C

United Community Banks, Inc.

P.O. Box 398

Blairsville, GA  30512

Gentlemen:

In connection with the proposed merger (the “Merger”) of First Georgia Holding, Inc. (“First Georgia”) with and into United Community Banks, Inc. (“United”), pursuant to the Agreement and Plan of Reorganization of even date herewith among United and First Georgia (the “Acquisition Agreement”), the undersigned hereby covenants, represents and warrants as follows:

            1.            Recommendation for Merger and Voting of First Georgia Stock.  The undersigned agrees to recommend to all holders of the capital stock of First Georgia (“First Georgia Stock”) that they vote in favor of the Merger.  In addition, the undersigned agrees to vote any and all shares of First Georgia Stock owned or controlled by him in favor of the Merger.

            2.            Compliance with Securities Laws.  The undersigned acknowledges that he will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United (“United Stock”) received by him pursuant to the Merger only in compliance with the provisions of such Act and Rule.  The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of United Stock to be received pursuant to the Merger.

            3.            Restrictive Legend.  The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

Sincerely,

[Director or Executive Officer]

Exhibit C - Page 1

EXHIBIT D

(1)            First Georgia was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.  First Georgia Bank was duly organized as a banking corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)            First Georgia has the corporate power to execute and deliver the Agreement and Plan of Reorganization Agreement (the “Acquisition Agreement”) and the Agreement and Plan of Merger Agreement (the “Merger Agreement”), to perform its obligations thereunder, to own and use its assets and to conduct its business.

(3)            First Georgia has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by First Georgia thereunder, and has duly executed and delivered the Acquisition Agreement and the Merger Agreement.

(4)            No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for First Georgia’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)            The Acquisition Agreement and the Merger Agreement are enforceable against First Georgia.

(6)            The authorized capital stock of First Georgia consists of 10,000,000 shares of common stock, $1.00 par value per share, of which 7,751,712 shares are issued and outstanding and 305,000 shares are reserved for issuance upon exercise of outstanding options.  The authorized capital stock of First Georgia Bank consists of 1,000,000 shares of common stock, $5.00 par value per share, of which 879,436 shares are issued and outstanding.  All of the issued and outstanding capital stock of First Georgia and First Georgia Bank has been duly authorized and validly issued and is fully paid and non-assessable and, to such counsel’s knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

Exhibit D - Page 1

EXHIBIT E

(1)            United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)            United has the corporate power to execute and deliver the Agreement and Plan of Reorganization (the “Acquisition Agreement”) and the Agreement and Plan of Merger (the “Merger Agreement”) to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)            United has duly authorized the execution and delivery of the Acquisition Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Acquisition Agreement and Merger Agreement:

(4)            No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United’s execution and delivery of the Acquisition Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)            The Acquisition Agreement and the Merger Agreement are enforceable against United.

(6)            The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

Exhibit E - Page 1

APPENDIX B

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301.  Definitions.

As used in this article, the term:

            (1)        “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

            (2)        “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

            (3)        “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

            (4)        “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

            (5)        “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

            (6)        “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

            (7)        “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

            (8)        “Shareholder” means the record shareholder or the beneficial shareholder.  (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302.  Right to dissent.

            (a)        A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                        (1)        Consummation of a plan of merger to which the corporation is a party:

                                    (A)       If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                                    (B)       If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

                        (2)        Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                        (3)        Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                        (4)        An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

                                    (A)       Alters or abolishes a preferential right of the shares;

                                    (B)       Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                                    (C)       Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                                    (D)       Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                                    (E)       Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                                    (F)        Cancels, redeems, or repurchases all or part of the shares of the class; or

                        (5)        Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

            (b)        A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

            (c)        Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                        (1)        In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                        (2)        The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.  (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303.  Dissent by nominees and beneficial owners.

            A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.  (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320.  Notice of dissenters’ rights.

            (a)        If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

            (b)        If corporate action creating dissenters’ rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken.  (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321.  Notice of intent to demand payment.

            (a)        If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

                        (1)        Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                        (2)        Must not vote his shares in favor of the proposed action.

            (b)        A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.  (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322.  Dissenters’ notice.

            (a)        If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

            (b)        The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

                        (1)        State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                        (2)        Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                        (3)        Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                        (4)        Be accompanied by a copy of this article.  (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323.  Duty to demand payment.

            (a)        A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

            (b)        A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

            (c)        A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.  (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324.  Share restrictions.

            (a)        The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

            (b)        The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.  (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325.  Offer of payment.

            (a)        Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

            (b)        The offer of payment must be accompanied by:

                        (1)        The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

                        (2)        A statement of the corporation’s estimate of the fair value of the shares;

                        (3)        An explanation of how the interest was calculated;

                        (4)        A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

                        (5)        A copy of this article.

            (c)        If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.  (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326.  Failure to take action.

            (a)        If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

            (b)        If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.  (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327.  Procedure if shareholder dissatisfied with payment or offer.

            (a)        A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                        (1)        The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                        (2)        The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

            (b)        A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

            (c)        If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                        (1)        The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                        (2)        The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.  (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330.  Court action.

            (a)        If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

            (b)        The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

            (c)        The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

            (d)        The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

            (e)        Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.  (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331.  Court costs and counsel fees.

            (a)        The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

            (b)        The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

                        (1)        Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

                        (2)        Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

            (c)        If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.  (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332.  Limitation of actions.

            No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.  (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

APPENDIX C

FAIRNESS OPINION

January 22, 2003

Board of Directors
First Georgia Holding, Inc.
1703 Gloucester Street
Brunswick, GA 31521

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of First Georgia Holding, Inc. ("First Georgia") under the terms of a certain Agreement and Plan of Reorganization dated January 22, 2003 (the "Agreement") pursuant to which First Georgia would be merged with and into United Community Banks, Inc. ("United") (the "Merger").  Under the terms of the Agreement, each of the outstanding shares of First Georgia common stock shall be converted into 0.1519 shares of United common stock and $1.65 in cash (the “Consideration”).  The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States.  As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities.  We regularly publish our research on independent community banks regarding their financial and stock price performance.  We are familiar with the commercial banking industry in Georgia and the major commercial banks operating in that market.  We have been retained by First Georgia in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of United and First Georgia.  We have reviewed:  (i) drafts of the Agreement; (ii) audited financial statements of United for the five years ended December 31, 2001; (iii) audited financial statements of First Georgia for the five years ended September 30, 2002; (iv) unaudited interim financial statements of United for the nine months ended September 30, 2002; (v) unaudited interim financial statements of First Georgia for the three months ended December 31, 2002; and (vi) certain financial and operating information with respect to the business, operations and prospects of United and First Georgia.  We also:  (a) held discussions with members of management of United and First Georgia regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of United and First Georgia and compared them with those of certain publicly-traded companies which we deemed to be relevant;

C-1

Board of Directors
First Georgia Holding, Inc.
January 22, 2003

(c) compared the results of operations of United and First Georgia with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking and thrift organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us.  We have not performed or considered any independent appraisal or evaluation of the assets of United or First Georgia.  The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the Consideration as provided for in the Agreement is fair, from a financial point of view, to the shareholders of First Georgia Holding, Inc.

Very truly yours,

THE CARSON MEDLIN COMPANY

C-2

REVOCABLE PROXY

FIRST GEORGIA HOLDING, INC.

☒      PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, being a holder of shares of common stock of First Georgia Holding, Inc. (the “Company”), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on March __, 2003, and the accompanying proxy statement, and appoints __________ and __________, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Company common stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Company common stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a “For” vote on item No. 1):

		For	Withhold	Abstain
1.	Approval of the Agreement and Plan of Reorganization, dated as of January 22, 2002, by and between United Community Banks, Inc. and First Georgia Holding, Inc.	☐	☐	☐
2.	Other Matters to Come Before the Meeting.

The shares covered by this proxy will be voted in accordance with the selection indicated.  IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

Please sign exactly as your name appears on the stock certificate.  When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.  If signer is a corporation, sign full corporate name by duly authorized officer.  If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

FIRST GEORGIA HOLDING, INC.

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

            United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

            United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

            In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein.  However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

            A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (a) a disinterested majority of the board of directors, (b) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (c) an affirmative vote of a majority of shares held by the shareholders.  No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

            As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of United, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

            United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.  Exhibits and Financial Statement Schedules.

(a)	Exhibits.
Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of January 23, 2003, by and between United and First Georgia (incorporated herein by reference from United’s Form S-4/A filed on February 6, 2003).
3.1	Restated Articles of Incorporation of United (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).
3.2	Amended and Restated Bylaws of United (incorporated herein by reference from United’s Annual Report on Form 10-K, filed on March 27, 1998).
4.1

Junior Subordinated Indenture, by and between United with The Chase Manhattan Bank, as Trustee (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.2	Form of Certificate of Junior Subordinated Debenture (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).
4.3	Certificate of Trust of United Community Capital Trust (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).
4.4

Amended and Restated Trust Agreement, by and between United, The Chase Manhattan Bank, as Property Trustee, and Chase Manhattan Bank Delaware, as Trustee (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.5	Form of New Capital Security Certificate for United Community Capital Trust (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).
4.6

Guarantee Agreement by and between United and The Chase Manhattan Bank, as Guarantee Trustee (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.7

Registration Rights Agreement by and between United, United Community Capital Trust and Wheat First Securities, Inc. (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1998).

4.8

Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (incorporated herein by reference from United’s Registration Statement on Form S-1, filed on January 31, 1997).

4.9	Form of certificate for United common stock (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on July 14, 1999).
4.10	See Exhibits 3.1 and 3.2 for provisions of Articles of Incorporation and By-Laws, as amended, which define the rights of the Shareholders.
5	Opinion and Consent of Kilpatrick Stockton LLP.*

________________________________
*Filed herewith.
**To be filed by amendment.

8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United Community Banks, Inc. and First Georgia Holding, Inc.*
10.1	United’s 1995 Key Employee Stock Option Plan (incorporated herein by reference to United’s Annual Report on Form 10-K, filed in 1995).
10.2	United’s Profit Sharing Plan, dated as of March 9, 2001 (incorporated herein by reference from United’s Registration Statement on Form S-8, filed on April 24, 2002).
10.3

Amendment No. 1 to United’s Profit Sharing Plan, dated as of March 15, 2002 (United’s Profit Sharing Plan, dated as of March 9, 2001, incorporated herein by reference from United’s Registration Statement on Form S-8, filed on April 24, 2002).

10.4	United 2000 Key Employee Stock Option Plan (incorporated herein by reference from United Registration Statement on Form S-8, filed on September 19, 2002).
10.5

Loan Agreement, dated April 26, 1995, by and between The Bankers Bank and United, together with the related Promissory Note in the principal amount of $12,000,000 and Stock Pledge Agreement (incorporated herein by reference to United’s Registration Statement on Form S-1, filed on June 8, 1995).

10.6	Split-Dollar Agreement, dated as of June 1, 1994, by and between United and Jimmy C. Tallent (incorporated herein by reference to United’s Annual Report on Form 10-K, filed in 1995).
10.7

Executive Revenue Neutral Retirement Account dated March 13, 2000, by and between United and Jimmy C. Tallent (incorporated herein be reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.8

First Amendment to the United Community Banks, Inc. Executive Revenue Neutral Retirement Agreement dated March 13, 2000, for Jimmy C. Tallent dated June 6, 2000, by and between United and Jimmy C. Tallent (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.9

Split Dollar Agreement dated March 13, 2000, by and between Towns Country Bank and Jimmy C. Tallent (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.10

Split Dollar Agreement dated March 13, 2000, by and between Carolina Community Bank and Jimmy C. Tallent (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.11

Executive Revenue Neutral Retirement Account dated August 2, 1999, by and between Peoples Bank of Fannin County and Thomas C. Gilliland (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.12

First Amendment to the Peoples Bank of Fannin County Executive Revenue Neutral Retirement Agreement dated August 2, 1999, for Thomas C. Gilliland dated June 6, 2000, by and between Peoples Bank of Fannin County and Thomas C. Gilliland (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

________________________________
*Filed herewith.
**To be filed by amendment.

10.13

Split Dollar Agreement dated March 2, 2000, by and between Peoples Bank of Fannin County and Thomas C. Gilliland (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on May 10, 2002).

10.14

Agreement and Plan of Reorganization, dated March 3, 2000, by and between United and Independent Bancshares, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on June 8, 2000).

10.15

Agreement and Plan of Reorganization, dated March 3, 2000, by and between United and North Point Bancshares, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on June 2, 2000).

10.16

Share Purchase Agreement, dated as of September 29, 2000, by and between United, United Community Bank, Brintech, Inc., Harold Brewer and Ross Whipple (incorporated herein by reference to United’s Annual Report on Form 10-K, filed on March 15, 2002).

10.17	Form of United Change in Control Severance Agreement (incorporated by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001
10.18

Change in Control Severance Agreement dated as of June 7, 2001, by and between United and Guy W. Freeman (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).

10.19

Agreement and Plan of Reorganization, dated as of June 29, 2001, by and between United and Peoples Bancorp, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on September 19, 2001).

10.20

Amendment to Agreement and Plan of Reorganization, dated as of July 30, 2001, by and between United and Peoples Bancorp, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on September 4, 2001).

10.21	Employment Agreement dated as of December 23, 2002, by and between United and Ed Bell (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on January 23, 2003).
10.22

Agreement and Plan of Reorganization, dated as of December 23, 2002 by and between United and First Central Bancshares, Inc. (incorporated herein by reference to United’s Registration Statement or Form S-4 filed on January 23, 2003).

10.23	Settlement Agreement dated as of February __, 2003, by and between United and Henry S. Bishop.**
10.24	Noncompetition Agreement dated as of February __, 2003, by and between United and Henry S. Bishop.**
21	Subsidiaries of United.*
23.1	Consent of Porter Keadle Moore LLP.*
23.2	Consent of Deloitte & Touche LLP.*

________________________________
*Filed herewith.
**To be filed by amendment.

23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).*
23.4	Consent of The Carson Medlin Company.*
24	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	First Georgia’s Form 10-KSB for the fiscal year ended September 30, 2002.
(b)	Financial Statement Schedules.
No financial statements schedules are required to be filed as part of this Registration Statement.

________________________________
*Filed herewith.
**To be filed by amendment.

Item 22.  Undertakings

            (a)        The undersigned registrant hereby undertakes as follows:  that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (b)        The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)        The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            (d)        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (e)        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on February 5, 2003.

UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President and Chief Executive Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S‑4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 5, 2003.

Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Robert L. Head, Jr. Robert L. Head, Jr.	Chairman of the Board
/s/ Thomas C. Gilliland Thomas C. Gilliland	Executive Vice President, General Counsel, Secretary and Director
/s/ Harold Brewer Harold Brewer	Executive Vice President, Chief Operating Officer and Director
/s/ Guy W. Freeman Guy W. Freeman	Executive Vice President and Director
/s/ Robert Blalock Robert Blalock	Director

[signatures continued on next page]

[signatures continued from previous page]

/s/ Charles Hill Charles Hill	Director
Hoyt O. Holloway	Director
/s/ Clarence W. Mason, Sr. Clarence W. Mason, Sr.	Director
/s/ W.C. Nelson, Jr. W.C. Nelson, Jr.	Director
/s/ Charles E. Parks Charles E. Parks	Director
/s/ Tim Wallis Tim Wallis	Director

EXHIBIT INDEX

Exhibit	Description of Exhibit
5	Opinion and Consent of Kilpatrick Stockton LLP.
8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United Community Banks, Inc. and First Georgia Holding, Inc.
21	Subsidiaries of United.
23.1	Consent of Porter Keadle Moore LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).
23.4	Consent of The Carson Medlin Company.
24	Power of Attorney (included on the Signature Page to the Registration Statement).
99.1	First Georgia’s Form 10-KSB for the fiscal year ended September 30, 2002.